Exhibit 10.12

LEASE AGREEMENT

BETWEEN

WE 150 MUNSON LLC

(“LANDLORD”)

AND

HIGHER ONE, INC

(“TENANT”)

TABLE OF CONTENTS

1.	Basic Lease Information and Certain Defined Terms	1
2.	Lease Grant	4
3.	Possession and Term	4
4.	Rent	5
5.	Utilities, Expenses and Taxes	5
6.	Use of the Premises; Licenses and Permits	10
7.	Security Deposit	11
8.	Insurance; Waivers of Subrogation	11
9.	Services to be Furnished by Landlord	11
10.	Repairs	13
11.	Alterations by Tenant	14
12.	Leasehold Improvements	17
13.	Landlord’s Access; Excepted Rights	17
14.	Indemnities and Liability	18
15.	Casualty Damage	18
16.	Condemnation	19
17.	Landlord’s Covenant of Quiet Enjoyment	20
18.	Tenant’s Obligation to Quit	20
19.	Transfers of Tenant’s Interest	20
20.	Transfers of Landlord’s Interest	22
21.	Mortgagees’ Rights	22
22.	Tenant’s Default; Landlord’s Remedies	23
23.	Remedies Cumulative; Waivers	25
24.	Brokers	25
25.	Notices	25
26.	Estoppel Certificates	26
27.	Bind and Inure; Limited Liability of Landlord	26
28.	Environmental Compliance	26
29.	Redemption, Counterclaim and Jury Trial	29
30.	Recording	29
31.	Force Majeure	29
32.	Captions	29
33.	Integration	29
34.	Severability; Choice of Law	30
35.	Parking Premises	30
36.	Signage	30
37.	Ground Lease	30
38.	Base Building Work	31
39.	Miscellaneous	31
40.	Renewal Option	33
41.	Service Failure	34
42.	Landlord Default	34

LEASE AGREEMENT

This Lease Agreement (the “Lease”) is made and entered into as of November 1, 2007, by and between WE 150 MUNSON LLC, a Delaware limited liability company (“Landlord”) and HIGHER ONE, INC., a Delaware corporation (“Tenant”).

BACKGROUND:

Tenant is the tenant and Landlord is the landlord under that certain Industrial Real Estate Lease dated as of February 17, 2004, as amended by First Amendment to Lease dated as of November 18, 2005 and Second Amendment to Lease dated as of June 30, 2006 (collectively, the “Original Lease”). It is the intention of Landlord and Tenant to enter into this Lease as a replacement of the Original Lease, and to that end, as of the Commencement Date the Original Lease shall be and is hereby declared terminated, and Landlord and Tenant each release the other from any and all obligations and liabilities of any kind with respect to the same. From and after the Commencement Date, this Lease shall govern the relationship of the parties as landlord and tenant.

1.	Basic Lease Information and Certain Defined Terms.

(a) “Property” means the property located at 150 Munson Street, New Haven, Connecticut, as more particularly described on Exhibit A-1, together with the Parking Premises

(b) “Parking Premises” means the property located at 276 Winchester Avenue, New Haven, Connecticut, a/k/a Tract B-1, as more particularly described on Exhibit A-2.

(c) “Building” means the buildings and all other improvements thereto, located upon and associated with the Property.

(d) “Rentable Square Footage of the Building” is deemed to be 264,463 square feet.

(e) “Premises” means together, the Original Premises and the Expansion Premises.

(f) “Original Premises” means the area shown on Exhibit B, consisting of approximately 28,950 rentable square feet and designated as “Tenant 2A – Higher One” on the first sheet and as “Tenant 3A – Higher One” on the second sheet, subject to the right of remeasurement as set forth below.

(g) “Expansion Premises” means the area shown on Exhibit B, consisting of approximately 16,921 rentable square feet and designated as “Tenant 3B – Higher One” on the second sheet, subject to the right of remeasurement as set forth below.

(h) The “Rentable Square Footage of the Premises” is deemed to be 45,871 square feet, as it may hereafter be adjusted.

(i) “Base Rent” means:

Period	Rent Per RSF	Annual Base Rent		Monthly Installments
Lease Year 1: Commencement Date to the day prior to the Expansion Space Commencement Date	$16.00	$463,200.00	[1]	$38,600.00
Lease Year 1 (balance of year)	$16.00	$733,936.00		$61,161.00
Lease Year 2	$16.32	$748,614.72		$62,384.56

[1]	Base Rent is based on the rentable square feet of the Original Premises, consisting of 28,950 square feet.

The Base Rent may be adjusted in the event any portion of the Excess Cost, as defined in Exhibit C, is amortized over the initial Term.

(j) “Additional Rent” means all sums (exclusive of Base Rent) that Tenant is required to pay under this Lease.

(k) “Rent” means, collectively, Additional Rent and Base Rent.

(l) “Tenant’s Pro Rata Share” means, initially, 10.95%, which shall increase to 17.34% following the Expansion Premises Commencement Date, subject to adjustment following remeasurement of the Premises.

(m) “Term” means 2 Lease Years, unless sooner terminated or extended, in accordance with the provisions set forth herein.

(n) “Commencement Date” means the date of this Lease.

(o) “Expansion Premises Commencement Date” means the date of Substantial Completion of the Initial Alterations.

(p) “Termination Date” means June 30, 2010.

(q) “Security Deposit”: None,

(r) “Broker”: None.

(s) “Permitted Use” means (i) general office and administrative uses to the extent the foregoing is allowed at the Property pursuant to the Ground Lease and applicable Laws, and (ii) following assignment in accordance with the provisions hereof which assignment requires Landlord’s approval, any use permitted under the Ground Lease and applicable Laws (in the event of a Permitted Transfer, the Permitted Use shall continue to be restricted to (i) above).

(t) “Notice Addresses”:

Tenant:	Higher One, Inc. 25 Science Park, Suite 200 New Haven, Connecticut 06511 Facsimile: 203-776-7796 Attention: Contract Administrator

Copy to:	Wiggin and Dana LLP One Century Tower P.O. Box 1832 New Haven, Connecticut 06508-1832 Facsimile: 203-782-2889 Attention: Paul Hughes, Esq.

Landlord:	c/o Winstanley Enterprises LLC 150 Baker Avenue Extension, Suite 303 Concord, Massachusetts 01742 Facsimile: 978-287-5050 Attention: Mr. Carter J. Winstanley

(u) “Law(s)” means all applicable statutes, codes, ordinances, orders, rules and regulations of any municipal or governmental entity, as well as any judicial or administrative interpretation thereof, including without limitation, Laws related to the environment and human health and safety.

(v) “Initial Alterations” means the work described in Exhibit C.

(w) “Substantial Completion” shall have the meaning ascribed to it in Exhibit C.

(x) “BOMA” means a measurement of rentable or useable square footage of space using the current Building Owners and Managers Association International ANSI Z65.1 method of measurement, certified by the professional conducting the measurement.

(y) “Lease Year” means for the first Lease Year the period from the Commencement Date through the Expansion Premises Commencement Date plus the period commencing on the Expansion Premises Commencement Date and ending on the last day of the 12th full month thereafter (unless the Expansion Premises Commencement Date is the first day of the month, in which event the first Lease Year shall end on the day prior to the first anniversary of the Expansion Premises Commencement Date) and the second Lease Year shall commence on the day immediately following the expiration of the preceding Lease Year and shall end on the Termination Date

(z) “Base Year” means calendar year 2008.

(aa) “Business Day(s)” are Monday through Saturday of each week, exclusive of New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day (“Holidays”). Landlord may designate additional Holidays, provided that the additional Holidays are commonly recognized by other office buildings in the area where the Building is located.

(bb) “Normal Business Hours” for the Building are 8:00 a.m. to 6:00 p.m. on weekday Business Days and 8:00 a.m. to 1:00 p.m. on Saturdays.

(cc) “Ground Lease” shall have the meaning ascribed to it in Section 37.

(dd) “Ground Lessor” shall have the meaning ascribed to it in Section 37.

(ee) “Base Building Work” shall have the meaning ascribed to it in Section 38.

(ff) “Base Building MEP” shall have the meaning ascribed to it in Section 38.

2. Lease Grant.

(a) From and after the Commencement Date, Landlord leases the Original Premises to Tenant and Tenant leases the Original Premises from Landlord, together with the right in common with others to use the Parking Premises and any portions of the Property that are designated by Landlord for the common use of tenants and others, including, without limitation, parking areas, sidewalks, common corridors, common base building utilities, elevator foyers, restrooms, and lobby areas (the “Common Areas”). From and after the Expansion Premises Commencement Date, Landlord leases the Expansion Premises to Tenant and Tenant leases the Expansion Premises from Landlord. The definition of Premises shall mean, initially, the Original Premises, and following the Expansion Premises Commencement Date the definition of Premises shall include both the Original Premises and the Expansion Premises.

(b) Tenant represents that Tenant has inspected the Original Premises and the Expansion Premises and the Property and is thoroughly acquainted with their condition and, subject to the completion of the Initial Alterations, takes the Original Premises and the Expansion Premises “as is”, and the taking of possession by Tenant shall be conclusive evidence that the Original Premises and the Expansion Premises and the Property are in good and satisfactory condition at the time possession is taken by Tenant, other than for the completion of the Initial Alterations. Except as may be expressly set forth in this Lease, neither Landlord nor Landlord’s agents have made any representations or promises with respect to the condition of the Building, the Original Premises, the Expansion Premises, the Property or any other matter or thing relating to or affecting the Property, the Original Premises or the Expansion Premises, and no rights, easements or licenses are acquired by Tenant by implication or otherwise. The parties agree that the foregoing shall not relieve Landlord of its maintenance, compliance and warranty obligations under this Lease.

(c) Promptly following determination of the actual rentable square footage of the Expansion Premises, which measurement shall be conducted in accordance with BOMA, Landlord and Tenant shall enter into an amendment to this Lease that sets forth the correct rentable square footage of the Premises, and corresponding adjustments to the Base Rent and Tenant’s Pro Rata Share. In the event the Rentable Square Footage of the Premises is adjusted due to Landlord’s remeasurement of the Premises or in the event of an alteration or adjustment of the Common Areas or remeasurement of the Building (which Tenant acknowledges may include the construction of a corridor on the third floor of the Building next to the Expansion Premises), which measurement shall be conducted in accordance with BOMA, Tenant’s Pro Rata Share and the amount of Base Rent payable shall be appropriately adjusted. Promptly after such adjustment, Landlord and Tenant shall enter into an amendment that sets forth the foregoing information and adjustments. Tenant shall be entitled, at Tenant’s sole cost and expense, to measure the Premises, which measurement shall be conducted in accordance with BOMA. In the event Tenant’s measurement differs materially from Landlord’s measurement, Landlord and Tenant shall use good faith efforts to resolve the dispute to their mutual satisfaction.

3. Possession and Term.

(a) The Term of this Lease shall commence on the Commencement Date and shall expire, unless earlier extended or terminated in accordance with the terms hereof, on the scheduled Termination Date.

(b) Landlord shall complete, in accordance with the provisions of Exhibit C attached hereto and made a part hereof, the Initial Alterations and shall provide Tenant with a construction allowance equal to $60.00 per rentable square foot of the Expansion Premises (“Construction Allowance”), all as more fully described in Exhibit C. The cost of completion of the Initial Alterations shall be borne in accordance with the provisions of Exhibit C. Landlord shall use commercially reasonable efforts to Substantially Complete the Initial Alterations by March 1, 2008. Furthermore, Tenant shall be entitled to the remedies for Landlord’s failure to obtain Substantial Completion of the Initial Alterations within the time frames as more particularly described in Exhibit C.

(c) Landlord hereby consents to the use by Tenant of the existing backup electrical generator formerly used by Alexion Pharmaceuticals, Inc. (the “Generator”). Tenant shall, at Tenant’s sole cost and expense, be responsible for the installation, permitting, operation and maintenance of the Generator in accordance with all of the provisions of this Lease. The Generator shall be deemed a Required Removable (as defined in Article 12).

4. Rent.

(a) As consideration for this Lease, Tenant shall pay Landlord, without any setoff or reduction, except as otherwise stated herein, the total amount of Rent due for the Term. Commencing on the Commencement Date, monthly Base Rent for the Premises shall be due and payable in advance on the first day of each calendar month without notice or demand as set forth in Section 1(i) above. Commencing on the Commencement Date, Tenant shall pay to Landlord the Premises Utility Charges (as defined below) and Tenant’s Pro Rata Share of Expenses (as defined below) in excess of Expenses for the Base Year (the “Expense Excess”), if any, and Taxes (as defined below) in excess of the Taxes for the Base Year (the “Tax Excess”), if any, as well as all other costs which are specifically set forth herein, to Landlord, upon demand as Additional Rent, and any and all charges, costs and expenses which Landlord may, from time to time, actually incur, in connection with any amendments to, consents under and subleases and assignments of this Lease requested by Tenant and in connection with the enforcement of rights and pursuit of the remedies of Landlord under this Lease (whether during or after the expiration or termination of the term of this Lease). Landlord and Tenant acknowledge that Tenant’s obligation to commence paying the Expense Excess and the Tax Excess shall commence on the first day of the calendar year following the Base Year.

(b) This Lease is intended by the parties hereto to be a so-called net or pass-through lease and the Base Rent shall be received by Landlord net of all costs and expenses related to the Property, the Building and the Premises, except as otherwise set forth herein. The obligation to pay Rent is an independent covenant of Tenant. Tenant shall pay and be liable for all rental, sales and use taxes (but excluding income taxes payable by Landlord), if any, imposed upon or measured by Rent under applicable Law. All payments of Rent shall be by good and sufficient check or by other means (such as automatic debit or electronic transfer) acceptable to Landlord. All items of Rent other than Base Rent and recurring monthly charges of Additional Rent shall be due and payable by Tenant on or before 30 days after billing by Landlord. If Tenant fails to pay any item or installment of Rent within five (5) days of the date when due, more than once in any twelve-month period, Tenant shall pay Landlord an administrative fee equal to 5% of such past due Rent. If the Expansion Premises Commencement Date occurs on a day other than the first day of a calendar month or if the Term terminates on a day other than the last day of a calendar month, the monthly Base Rent, the Premises Utility Charges and Tenant’s Pro Rata Share of any Expense Excess or Tax Excess for the month shall be prorated based on the number of days in such calendar month. Landlord’s acceptance of less than the correct amount of Rent shall be considered a payment on account of the earliest Rent due. No endorsement or statements on a check or letter accompanying a check or payment shall be considered an accord and satisfaction, and either party may accept the check or payment without prejudice to that party’s right to recover the balance or pursue other available remedies.

5. Utilities, Expenses and Taxes.

(a) Payment of Utilities, Expenses and Taxes.

(i) Landlord shall provide Tenant with a good faith estimate of the annual Premises Utility Charges, Expenses, Expense Excess, Taxes and Tax Excess for each calendar year during the Term. On or before the first day of each month, Tenant shall pay to Landlord in advance without notice or demand a monthly installment equal to one-twelfth of Landlord’s estimate of the Premises Utility Charges and Tenant’s Pro Rata Share of the Expense Excess and Tax Excess.

(ii) If Landlord determines that its estimate of the Premises Utility Charges, Expenses and/or Taxes was incorrect by a material amount, Landlord may provide Tenant with a revised estimate. After its receipt of the revised estimate, Tenant’s monthly payments shall be based upon the revised estimate. If Landlord does not provide Tenant with an estimate of the Premises Utility Charges, Expense Excess and Tax Excess by January 1 of a calendar year, Tenant shall continue to pay monthly installments based on the previous year’s estimate(s) until Landlord provides Tenant with the new estimate. Upon delivery of the new estimate, an adjustment shall be made for any month for which Tenant paid monthly installments based on the previous year’s estimate(s). Tenant shall pay Landlord the amount of any underpayment within 30 days after receipt of the new estimate. The portion of the overpayment that is greater than the current monthly estimate shall be refunded to Tenant within 30 days provided Tenant is not in default past applicable notice and cure periods, in which event the overpayment shall credited against Rent due.

(iii) As soon as is practical following the end of each calendar year, but in no event later than one hundred twenty (120) days after the end of the calendar year, Landlord shall furnish Tenant with a statement (“Landlord’s Statement”) of the actual Premises Utility Charges, Expenses, Expense Excess, Taxes and Tax Excess for the prior calendar year. If the estimated Premises Utility Charges, Expense Excess and/or Tax Excess for the prior calendar year is more than the actual Premises Utility Charges, Expense Excess and/or Tax Excess, as the case may be, for the prior calendar year, the portion of the overpayment that is greater than the current monthly estimate shall be refunded to Tenant within 30 days provided Tenant is not in default past applicable notice and cure periods, in which event the overpayment shall credited against Rent due, provided if the Term expires before the determination of the overpayment, Landlord shall refund any overpayment to Tenant after first deducting the amount of Rent due. If the estimated Premises Utility Charges, Expense Excess and/or Tax Excess for the prior calendar year are less than the actual Premises Utility Charges, Expense Excess and/or Tax Excess, as the case may be, for such prior year, Tenant shall pay Landlord, within 30 days after its receipt of Landlord’s Statement, any underpayment for the prior calendar year.

(b) Utilities.

(i) The electricity provided to the Premises shall be sub-metered or check-metered and the actual costs of electricity used and consumed by Tenant at the Premises, net of all discounts and rebates received by Landlord in connection therewith (the “Premises Utility Charges”) shall be paid by Tenant to Landlord as provided above.

(ii) All other utilities used and consumed at the Building shall be included as part of Expenses, and Tenant shall pay to Landlord its pro-rata share as provided above.

(c) Expenses Defined. “Expenses” means all costs and expenses incurred in each calendar year in connection with operating, maintaining, repairing, and managing the Building and the Property including, but not limited to:

(i) Labor costs, including, wages, salaries, social security and employment taxes, medical and other types of insurance, uniforms, training, and retirement and pension plans.

(ii) Management fees, the cost of equipping and maintaining a management office, accounting and bookkeeping services, legal fees not attributable to leasing or collection activity, and other administrative costs. Landlord, by itself or through an affiliate, shall have the right to directly perform or provide any services under this Lease (including management services), provided that the cost of any such services shall not exceed the cost that would have been incurred had Landlord entered into an arms-length contract for such services with an unaffiliated entity of comparable skill and experience.

(iii) The cost of services, including amounts paid to service providers and independent contractors and the rental and purchase cost of parts, suppliers, tools and equipment.

(iv) Premiums and deductibles paid by Landlord for insurance, including workers compensation, fire and extended coverage, earthquake, general liability, rental loss, environmental, elevator, boiler and other insurance customarily carried from time to time by owners of comparable buildings.

(v) Costs and charges for and in connection with (A) utilities delivered to, used and consumed at the Property, including, without limitation, electricity, water, ventilation, gas, steam and sewer, but excluding Premises Utility Charges and those charges for which Landlord is reimbursed by other tenants; and (B) an energy management program for the Property.

(vi) The cost of all window and other cleaning and janitorial, snow and ice removal and security services.

(vii) The cost of maintenance, repair and replacement of (i) exterior and interior plantings and landscaping and (ii) Common Areas, including, without limitation, parking areas, driveways, sidewalks and parking garages (if any) at the Property.

(viii) The amortized cost of capital improvements (as distinguished from non-capitalized costs of replacement parts or components installed in the ordinary course of business) and alterations and improvements made to the Property including those which are: (A) performed primarily to reduce operating expenses costs or otherwise improve the operating efficiency of the Property; or (B) required to comply with any Laws, provided the foregoing shall not include the costs of the Initial Alterations, Base Building Work or other costs Landlord incurs to build out space for other tenants nor other costs specifically excluded below. The cost of capital improvements shall be amortized by Landlord over the useful life as reasonably determined by Landlord in accordance with generally accepted accounting principals “GAAP.” The amortized cost of capital improvements shall include actual interest or imputed interest at the rate that Landlord would reasonably be required to pay to finance the cost of the capital improvement.

(ix) The costs and expenses shared between the Property and one or more other buildings or properties, whether pursuant to a reciprocal easement agreement, common area agreement or otherwise, as equitably prorated and apportioned between the Property and the other buildings and properties, to the extent such costs and expenses are allowed by this Section.

(x) Expenses shall not include: depreciation; interest (except as provided above for the amortization of capital improvements); principal payments of mortgage and other non-operating debts of Landlord; the cost of repairs or other work to the extent Landlord is reimbursed by insurance or condemnation proceeds; costs in connection with leasing space in the Building, including without limitation brokerage commissions; lease concessions, such as rental abatements and construction allowances granted to specific tenants; costs incurred in connection with the sale, financing or refinancing of the Building; fines, interest and penalties incurred due to the late payment of Taxes or Expenses or for violations of Law; organizational expenses associated with the creation and operation of the entity which constitutes Landlord; any penalties or damages that Landlord pays to Tenant under this Lease or to other tenants in the Building under their respective leases; any costs or expenses representing any amount paid for services and materials (personal or business) to a related person, firm, or entity to the extent such amount exceeds the amount that would have been paid for such service or materials at the then existing market rates in the absence of such relationship; compensation paid to any employee of Landlord above the grade of Property Manager including officers and executives of Landlord; the cost of any work or service available and furnished to any tenant or occupant of the Property to a materially greater extent or in a materially more favorable manner than that available generally to tenants and other occupants of the Property or the costs of work or service furnished exclusively for the benefit of any tenant or occupant of the Property or at such tenant’s cost; the costs and expenses incurred in resolving disputes with other tenants, other occupants, or prospective tenants or occupants of the Property, collecting rents or otherwise enforcing leases of Tenants of the Property; costs incurred in connection with the presence, emission or release of any Hazardous Substances in violation of applicable Laws; costs incurred in remediation of any Hazardous Substances unless resulting from a Release of Hazardous Substances generated by Tenant or the Tenant Parties; the costs of repairs or maintenance which are covered by warranties and service contracts in existence on the Commencement Date and to the extent such maintenance and repairs are made at no cost to Landlord; the costs of any work or service performed for any building other than the Building; the costs of repairs, alterations, and general maintenance necessitated by the negligence or willful misconduct of Landlord or its agents, employees, or contractors or repairs, alterations, and general maintenance necessitated by the negligence or willful misconduct of any other tenant (including Tenant) or occupant of the Building or Property or any of their respective agents, employees, contractors, invitees, or licensees; the costs for sculptures, paintings, wall hangings, or other objects of art, including, without limitation, costs incurred with respect to the purchase, ownership, leasing, repair and/or maintenance of same; and any other cost or expense which, under GAAP, consistently applied, would not be a normal or customary maintenance or operating expense of the Building, including bad debt expenses and charitable contributions and donations; reserves; costs incurred in connection with upgrading the Building to comply with Laws in effect prior to the Commencement Date, including, without limitation the Americans with Disabilities Act Accessibility Guidelines for Buildings and Facilities (the “ADAAG”); legal fees in excess of $5,000 for approval by Landlord of an amendment, consent, sublease or assignment of this Lease; costs for utilities consumed by other tenants or Landlord that exceed the standard allocation of utilities for non-laboratory space, as reasonably determined by Landlord; shared costs and expenses associated with other properties to the extent equitably allocated to such other properties; parking; and the costs to construct the new parking garage to be constructed by Landlord as described in Article 35. If the Building is not at least 95% occupied during any calendar year or if Landlord is not supplying services to at least 95% of the total Rentable Square Footage of the Building at any time during a calendar year, Expenses shall, at Landlord’s option, be determined as if the Building has been 95% occupied and Landlord had been supplying service to 100% of the Rentable Square Footage of the Building during that calendar year; provided, however, the only costs that shall be adjusted in this manner shall be variable Expenses where the amount of such expense is directly related to the level of occupancy or the square footage area receiving a particular service and further provided the Base Year shall also be “grossed up” in the same manner. (As an example of a gross-up: Assume (i) the Property consists only of 4 equal tenant spaces, all occupied, each of which then has a pro rata share of expenses of 25%; and (ii) Landlord has life safety inspections performed in each space at a cost of $100.00 per space – for a total of $400.00 for all (it is a variable cost, not a fixed cost for the Building). Assume then that 2 tenants vacate and Landlord then conducts life safety only in the 2 remaining occupied spaces – still at $100.00 per space. Landlord’s cost is now $200.00. If one tenant paid its pro rata share of 25%, it would pay only $50.00 and Landlord would be unable to recoup all of its cost. Landlord shall then “gross up” the cost to be $400.00 and Tenant will pay its 25%, which equates to the $100.00 cost Landlord actually incurs in delivering that service to Tenant’s space.) Landlord shall not utilize the foregoing “gross-up” provision to recover fixed costs related to unleased space.

(d) Taxes Defined. “Taxes” shall mean: (i) all real estate taxes and other assessments on the Building and/or Property, including, but not limited to, assessments for special improvement districts and building improvement districts, but only to the extent such assessments are uniformly included in Taxes for all tenants in the Building not exempt from said assessments, taxes and assessments levied in substitution or supplementation in whole or in part of any such taxes and assessments and the Property’s equitable share of any real estate taxes or assessments under any reciprocal easement agreement, common area agreement or similar agreement as to the Property; (ii) all personal property taxes for property that is owned by Landlord and used in connection with the operation, maintenance and repair of the Property; and (iii) all costs and fees incurred in connection with seeking reductions in any tax liabilities described in (i) and (ii), including, without limitation, any reasonable costs incurred by Landlord for compliance, review and appeal of tax liabilities, but only to the extent Landlord is successful in reducing such tax liabilities. Without limitation, Taxes shall not include any income, capital levy, franchise, capital stock, gift, estate or inheritance tax. If an assessment is payable in installments, Taxes for the year shall include the amount of the installment and any interest due and payable during the year. For all other real estate taxes, Taxes for that year shall, at Landlord’s election, include either the amount accrued, assessed or otherwise imposed for the year or the amount due and payable for that year, provided that Landlord’s election shall be applied consistently throughout the Term. If a change in Taxes is obtained for any year of the Term during which Tenant paid Tenant’s Pro Rata Share of any Taxes, then Taxes for that year will be retroactively adjusted and Landlord shall provide Tenant with a refund, if any, based on the adjustment. Tenant shall pay Landlord the amount of Tenant’s Pro Rata Share of any such increase in the Taxes within 30 days after Tenant’s receipt of a statement from Landlord. If Taxes are reduced for the Property which reduction is attributable to the presence and occupancy of Tenant at the Property, such as by a tax abatement program, then the amount of such reduction which is so attributable to Tenant shall be passed through to Tenant.

(e) Audit Rights. Tenant may, within 90 days after receiving Landlord’s Statement, give Landlord written notice (“Review Notice”) that Tenant intends to review Landlord’s records used to prepare Landlord’s Statement for that calendar year. Within a reasonable time after receipt of the Review Notice, Landlord shall make all pertinent records available for inspection that are reasonably necessary for Tenant to conduct its review. Tenant may inspect the records at the office of Landlord or Landlord’s property manager in New Haven, Connecticut. If Tenant retains an agent to review Landlord’s records, the agent must be employed by a licensed CPA firm. Tenant shall be solely responsible for all costs, expenses and fees incurred for the audit, except that in the event it is determined that Landlord overcharged Tenant by more than 7 1/2% of the aggregate shown on the applicable Landlord’s Statement, Landlord shall reimburse Tenant for the reasonable cost of such audit, not to exceed $2,500.00. Within 60 days after the records are made available to Tenant, Tenant shall have the right to give Landlord written notice (an “Objection Notice”) stating in reasonable detail any objection to Landlord’s Statement for that year. If Tenant fails to give Landlord an Objection Notice within the 60 day period or fails to provide Landlord with a Review Notice within the 90 day period described above, Tenant shall be deemed to have approved Landlord’s Statement and shall be barred from raising any claims regarding Landlord’s Statement for that year. If Tenant provides Landlord with a timely Objection Notice, Landlord and Tenant shall work together in good faith to resolve any issues raised in Tenant’s Objection Notice. If Landlord and Tenant determine that costs included in Landlord’s Statement for the calendar year are, in the aggregate, less than reported, Landlord shall provide Tenant at Landlord’s option either a refund of the amount of overpayment or with a credit against the next installment of Additional Rent in the amount of any overpayment by Tenant. Likewise, if Landlord and Tenant determine that costs included in Landlord’s Statement for the calendar year are, in the aggregate, greater than reported, Tenant shall pay Landlord the amount of any underpayment within 30 days. The records obtained by Tenant shall be treated as confidential. In no event shall Tenant be permitted to examine Landlord’s records or to dispute Landlord’s Statement unless Tenant has paid and continues to pay all Rent when due.

(f) Contest. Subject to the rights of any Mortgagees (as defined below), Landlord may, at the request of Tenant or any other tenant or tenants of the Building, use reasonable efforts to obtain an abatement of or to contest or review by legal proceedings or otherwise any such tax, levy, charge or assessment. In such event Tenant and such other tenants shall pay such tax, levy, charge or assessment (under protest, if necessary). Tenant shall pay as Additional Rent Tenant’s Pro Rata Share of (i) any such tax, levy, charge or assessment that may be determined to be due and (ii) any and all costs or expenses (including reasonable attorneys’ fees) Landlord may incur in connection with any such proceedings, if such proceedings are requested by Tenant. Tenant shall be entitled to share in any refund or abatement, net of such costs and expenses, which may be made of any tax, levy, charge or assessment in the same proportion that the same was paid by Tenant or with Tenant’s funds.

(g) Personal Property Taxes. Tenant shall pay for all ad valorem taxes on its personal property, if any, and on the value of all tenant improvements and Initial Alterations to the extent the same are taxed as personal property or exceed a building standard build-out.

6. Use of the Premises; Licenses and Permits.

(a) The Premises shall be used only for the Permitted Use and for no other use whatsoever. Tenant shall not use or permit the use of the Premises for any purpose that, in Landlord’s reasonable opinion, unreasonably disturbs any other tenants of the Building or persons having business with them, or constitutes a nuisance or materially interferes with the operation of the Building.

(b) Tenant shall comply with all Laws (i) regarding the operation of Tenant’s business that may adversely affect Landlord and/or the Building and with respect to any Alterations made by Tenant as to the configuration of the Premises, including, without limitation the ADAAG; (ii) concerning the occupancy of the Premises provided the Laws are of a type or nature with which only Tenant or occupant can enforce compliance, such as workplace smoking and maximum occupancy and are not laws that generally apply to occupancy, such as sprinklers and smoke detection systems, which shall be Landlord’s responsibility (and shall be part of Expenses); and (iii) which are applicable to Tenant’s particular and specific use and manner of use of the Premises. Tenant shall provide to Landlord, promptly following request, copies of all permits, licenses and other approvals necessary or required for the lawful operation of Tenant’s business. Law or Laws shall, for this purpose, also include laws and requirements of the National Board of Fire Underwriters and Tenant’s insurance companies, which are applicable to all or any part of the physical condition and occupancy of the Building, the Common Areas, or the Property or additions thereto. Tenant, within 10 days after receipt, shall provide Landlord with copies of any notices it receives regarding a violation of any Laws. Tenant shall comply with the rules and regulations of the Building attached as Exhibit D and such reasonable and non-discriminatory rules and regulations adopted by Landlord, as may be changed from time to time at Landlord’s discretion.

(c) Landlord covenants and agrees that the condition and configuration of the Common Areas shall comply with Laws including, without limitation, the ADAAG, the cost of which shall, subject to and in accordance with the provisions of Article 5 hereof, be included in Expenses.

7. Security Deposit.

Intentionally Omitted

8. Insurance; Waivers of Subrogation.

(a) Tenant shall, at its own cost and expense, obtain and throughout the Term shall maintain (i) ISO Simplified Commercial General Liability insurance (with contractual liability rider) for bodily injury or death and property damage occurring to, upon or about the Premises providing, on an occurrence basis, a minimum combined single limit of $3,000,000, which may be met by a combination of primary and umbrella insurance; (ii) All Risk Property Insurance, including flood and earthquake, written at replacement cost value and with a replacement cost endorsement covering all of Tenant’s trade fixtures, equipment, furniture and other personal property within the Premises (“Tenant’s Property”); (iii) Worker’s Compensation Insurance as required by the state in which the Premises is located and in amounts as may be required by applicable statute; and (iv) Employers Liability Coverage of at least $1,000,000 per occurrence. Insurance shall be written by with companies qualified to do business in the state in which the Premises is located and reasonably acceptable to Landlord and its Mortgagee (as defined below). Tenant’s current insurer, Travelers, is acceptable. All Commercial General Liability insurance policies shall name Tenant as a named insured and Landlord (or any successor), its property manager(s), and its Mortgagee(s), and other designees of Landlord as their respective interests may appear, as additional insureds. All policies of Tenant’s insurance shall contain endorsements that the insurer(s) shall give (and not merely endeavor to give) Landlord, its Mortgagee(s) and its designees at least 30 days’ advance written notice of any change, cancellation, termination or lapse of insurance. Tenant shall provide Landlord with evidence of insurance evidencing Tenant’s insurance prior to the earlier to occur of the Commencement Date or the date Tenant is provided with possession of the Premises for any reason, and upon renewals at least 15 days prior to the expiration of the insurance coverage. Except as specifically provided to the contrary, the limits of Tenant’s insurance shall not limit its liability under this Lease. The risk of loss to Tenant’s Property is upon Tenant, and Landlord shall have no liability with respect thereto, except to the extent caused by the gross negligence or willful misconduct of Landlord or the Landlord Parties.

(b) Landlord shall maintain, the cost of which shall be included in Expenses, on the Premises and the Building (i) a policy of standard fire and extended coverage insurance, with vandalism and malicious mischief endorsements, in the amount of the full replacement value of the Building as the value may exist from time to time, excluding foundations and footings, and (ii) ISO simplified Commercial General Liability Insurance (with contractual liability rider), on an occurance bases, with a combined single limit of $5,000,000, which may be met by a combination of primary and umbrella insurance.

(c) Notwithstanding anything to the contrary contained in this Lease, Landlord and Tenant release each other and any party claiming by, through or under Landlord or Tenant, as the case may be, from all liability for damage to any property that is caused by or results from a risk which is actually insured against or which is required to be insured against under this Lease without regard to the negligence or willful misconduct of the entity so released. Each party shall cause each insurance policy it obtains to provide that the insurer thereunder waives all right of recovery by way of subrogation as required herein in connection with any injury or damage covered by the policy.

9. Services to be Furnished by Landlord.

(a) Landlord agrees to furnish Tenant with the following Building systems and services on a year-round basis: (i) hot and cold potable water service for use in common lavatories;

(ii) domestic cold water through the base Building system described in the Base Building MEP; (iii) condenser water, pre-conditioned and delivered through the condenser loop as described in the Base Building MEP to supply Tenant specific heating, ventilating and air conditioning systems within the Premises; (iv) tempered fresh air delivered through the base Building system as described in the base Building MEP; (v) drainage system for domestic water and sanitary waste at locations approved and designated by Landlord in the Base Building MEP; (vi) maintenance and repair of the Property as, and to the extent, described in Section 10(c); (vii) access to the Premises 24 hours a day, 7 days a week; (viii) elevator service 24 hours a day, 7 days a week (at lease 1 elevator shall be operational at all times), (ix) janitorial services, (x) security service 24 hours a day, 7 days a week, (xi) snow and ice removal from Common Areas, and (xii) such other services as Landlord reasonably determines are necessary or appropriate for the Property. Landlord’s expenses incurred in maintaining, repairing and operating the Building systems and providing the foregoing services shall be Expenses payable by Tenant in accordance with the provisions of Article 5 hereof. Notwithstanding the foregoing, if Tenant requests any additional (i.e. after Normal Business Hours) or special services from Landlord, then Tenant shall pay to Landlord the standard reasonable charge for such service(s) (which standard charge shall reflect Landlord’s costs incurred in providing such service(s)) with such after-hours charge being equitably pro-rated among all tenants (including Tenant) utilizing such services. Tenant shall have the right to have its service providers install customary telecommunication facilities, and Landlord shall, upon request, enter into commercially reasonable access agreements with Tenant’s service providers, provided that if such service providers require additional space in the Building outside the Premises, Tenant shall pay Rent on such space at the current rate applicable to the Premises.

(b) Tenant’s use of utilities shall not exceed, either in voltage, pressure, rated capacity, or overall load (as applicable), that which Landlord deems to be standard for the Building and allocated to the Premises, as the same may be increased by any Significant Capital Expansion (as defined below).

(c) Landlord shall not be required to provide utilities, heat, air conditioning, or ventilation to the Premises if any action of Tenant or Force Majeure (as defined below) makes it impossible for Landlord reasonably to do so. Further, Landlord shall not be liable for interruption, curtailment, stoppage, suspension or change of character or quantity of services and utilities (“Service Failure”) when necessary by reason of accident or emergency or suspension of utility services, when changed by the utility corporation providing such utility, or when necessary for repairs, alterations, replacements or improvements desirable or necessary in the reasonable judgment of Landlord or for any cause beyond the control of Landlord. In the event of a Service Failure, there shall be no diminution or abatement of Rent or other charges due from Tenant to Landlord hereunder and Tenant’s obligations hereunder shall not be affected or reduced, such Service Failure shall not constitute a constructive eviction of Tenant, and Landlord shall have no responsibility or liability for any such Service Failure. Notwithstanding the foregoing, in the case of a Service Failure that renders the Premises unusable for Tenant’s normal business purposes, Landlord shall take commercially reasonable steps to restore the interrupted utilities or services as soon as practicable.

(d) Electrical service to the Premises may be furnished by one or more companies providing electrical generation, transmission and distribution services, and the cost of electricity may consist of several different components or separate charges for such services, such as generation, distribution and stranded cost charges. Landlord shall have the exclusive right to select any company providing electrical service to the Premises, to aggregate the electrical service for the Property and the Premises with other buildings, to purchase electricity through a broker and/or buyers group and to change the providers and manner of purchasing electricity. Landlord shall be entitled to receive a fee (if permitted by law) for the selection of utility companies and the negotiation and administration of contracts for electricity, provided that the amount of such fee shall not exceed 20% of any savings obtained by Landlord.

(e) Notwithstanding anything in this Lease to the contrary, Landlord may, at Landlord’s discretion, change the method in which it manages and bills for consumption of utilities and HVAC at the Building. Such changes may include, without limitation, (A) the installation of check meters, sub meters and/or consumption meters that measure Tenant’s actual use of electricity, gas, domestic water, condenser water, heating, ventilation, air conditioning, steam and other utilities used or consumed at the Premises or a portion thereof, and (B) establishment of base levels at which building mechanical, electrical and plumbing services shall be delivered to tenants, which may include separate levels dependant on the type of use of the Premises or portions thereof (for example, laboratory versus office use), and above which Tenant shall be required to pay a surcharge for such additional consumption of utilities and/or HVAC. In such event, if deemed necessary by Landlord, Landlord and Tenant shall enter into an amendment to this Lease reasonably acceptable to the parties that sets forth the changes to how utilities and HVAC will be managed and billed. If such change increases Tenant’s costs for such items by more than ten percent (10%), then Tenant shall not be responsible for payment of said items that exceed ten percent (10%).

10. Repairs.

(a) From and after the commencement of and during the Term, and except as set forth in this Lease, Tenant shall, at its own cost and expense: (i) make interior non-structural repairs, replacements and renewals necessary to keep the Premises in as good condition, order and repair as the same are at the commencement of the Term or thereafter may be put, reasonable wear and use and damage by fire or other casualty only excepted (it being understood, however, that the foregoing exception for reasonable wear and use shall not relieve Tenant from the obligation to keep the Premises in good order, repair and condition), (ii) perform routine maintenance, repair and replacement (except for replacement to be performed by Landlord as described below) of the heating, ventilating and air conditioning units exclusively servicing the Premises (the “HVAC Units”) and shall maintain a service contract for the HVAC Units with a reputable HVAC service provider; (iii) perform routine maintenance and repair; of all other utilities within the Premises, including, without limitation, those required to plumbing, mechanical and electrical systems exclusively serving the Premises up to and including the tie-in or point of connection to the Building systems, but excluding fire safety systems such as sprinklers, smoke detectors and fire alarm systems; (iv) make all other repairs, replacements and renewals which are required due to the negligence or willful misconduct of Tenant, (v) keep and maintain all portions of the Premises in a clean and orderly condition, free of accumulation of dirt, rubbish, and other debris, and (vi) maintain, repair and replace electronic, phone and data cabling and related equipment (collectively, “Cable”) that is installed by or for the exclusive benefit of Tenant and located in the Premises and other portions of the Building. If Tenant fails to make any repairs to the Premises for more than fifteen (15) days after notice from Landlord, or such other reasonable time given the nature and urgency of the repair (although notice shall not be required if there is an emergency), Landlord may make the repairs, and Tenant shall pay the reasonable cost of the repairs to Landlord within thirty (30) days after receipt of an invoice. Notwithstanding that Tenant is responsible for HVAC Units as set forth in Section 10(a)(ii) above, Landlord shall perform said responsibilities on behalf of Tenant and shall directly charge Tenant for the costs thereof, which charge shall be in addition to all other items of Rent payable by Tenant under this Lease. Such charge shall be estimated by Landlord on an annual basis and Tenant shall pay to Landlord 1/12 of such estimate on a monthly basis with other items of Rent, with the amounts paid and the amount of the cost reconciled in accordance with the procedure set forth in Section 5(a)(iii).

(b) Landlord shall, to the extent possible, assign to Tenant the benefit of any warranties in effect which would mitigate Tenant’s expense and/or obligations to perform repairs as set forth above. Landlord further agrees to use commercially reasonable efforts to enforce all warranties held by Landlord and to cooperate with Tenant in the enforcement of any warranties assigned to Tenant. The foregoing shall include enforcement of the warranties provided by Landlord’s contractors who perform the Initial Alterations.

(c) From and after the commencement of and during the Term, Landlord shall (i) make all necessary repairs, replacements and renewals, interior and exterior, structural and non-structural, to keep the roof of the Building free of leaks and to keep the parking areas, foundation, floor slabs and other structural supports of the Building in good and sound condition; (ii) as necessary, make replacements to the HVAC Units serving the Premises, which shall include making replacements to major components thereof that exceed $7,500 per replacement; and (iii) keep the Building and all electrical, mechanical, plumbing and other Building systems serving the Building in general, but excluding those systems exclusively serving the Premises (other than fire safety systems which shall be Landlord’s responsibility) and excluding the tie-in or point of connection with those systems, in as good condition, order and repair as the same are at the commencement of the Term or thereafter may be put, damage by fire or other casualty only excepted. The costs and expenses of Landlord’s repairs, replacements and renewals shall be considered Expenses, subject to the limitations contained therein (including, without limitation, the requirement that certain expenses be capitalized).

(d) Tenant shall not place a load upon any floor of the Premises which exceeds the load per square foot which such floor was designed to carry and which is allowed by Law.

(e) Except for its gross negligence or willful misconduct, Landlord shall have no liability to Tenant nor shall Tenant’s covenants and obligations under this Lease be reduced or abated in any manner whatsoever by reason of any inconvenience, annoyance, interruption or injury to business arising from Landlord’s making any repairs or changes which Landlord is permitted to perform by this Lease, in or to any portion of the Premises, or the Building and other improvements to the Premises so long as Landlord uses commercially reasonable efforts to minimize any resulting disruption to Tenant’s access to and use of the Premises.

11. Alterations by Tenant.

(a) Tenant shall not make any changes or alterations in or to the Premises (including, without limitation, installation of Cable) or that adversely affect the safety, structure, value or architectural integrity of the Building. Any such change or alteration is hereinafter referred to as an “Alteration” or “Alterations.” Any Alteration shall be made on the following conditions: (i) before proceeding with any Alteration, Tenant shall submit to Landlord for Landlord’s approval plans and specifications for the work to be done, and Tenant shall not proceed with such work until it obtains Landlord’s approval which consent shall not be unreasonably withheld; (ii) Tenant shall pay to Landlord upon demand the reasonable out-of-pocket cost and expense of Landlord in (A) reviewing said plans and specifications and (B) inspecting the Alterations to determine whether the same are being performed in accordance with the approved plans and specifications and all laws and requirements of public authorities, including, without limitation, the reasonable fees of any architect or engineer employed by Landlord for such purpose; (iii) the entire cost of the Alterations shall be borne by Tenant; and (iv) upon completion, Tenant shall furnish “as-built” plans except for Cosmetic Alterations (as defined below), completion affidavits, full and final waivers of lien rights and receipted bills covering all labor and materials.

(b) Tenant, at its expense, shall obtain all necessary governmental permits and certificates, if any, for the commencement and prosecution of Alterations and for final approval thereof upon completion, and shall cause Alterations to be performed in compliance therewith and with all applicable Law and requirements of public authorities and with all applicable requirements of insurance bodies. Alterations shall be diligently performed in a good and workmanlike manner, using materials and equipment of a quality that is at least equal to the quality designated by Landlord as the minimum standard for the Building. Alterations shall be performed by contractors first approved by Landlord which approval shall not be unreasonably withheld, and if the Alterations involve the structure, systems, roof, or foundations of the Building, Landlord shall have the right to require that Tenant use contractors designated by Landlord. Alterations shall be performed in such manner as not to unreasonably interfere with or delay and as not to impose an additional expense upon Landlord in the construction, maintenance, repair or operation of the Premises; and if any such additional expense shall be incurred by Landlord as a result of Tenant’s performance of any Alterations, Tenant shall pay such reasonable out-of-pocket additional expense within thirty (30) days after delivery of an invoice. Throughout the performance of Alterations, Tenant shall cause its general contractor to carry workers’ compensation insurance in statutory limits and general liability insurance, with completed operation endorsement, for any occurrence in or about the Premises, under which Landlord and its Mortgagees shall be named as additional insureds, in such limits as Landlord may reasonably require, with insurers reasonably satisfactory to Landlord. Tenant shall furnish Landlord with reasonably satisfactory evidence that such insurance is in effect at or before the commencement of Alterations and, on request, at reasonable intervals thereafter during the continuance of Alterations. If any Alterations shall involve the removal of any fixtures, equipment or other property in the Premises which are not Tenant’s Property, such fixtures, equipment or other property shall be promptly replaced at Tenant’s expense with new fixtures, equipment or other property of like utility and at least equal value unless Landlord shall otherwise expressly consent.

(c) Tenant, at its expense, and with diligence and dispatch, shall procure the cancellation or discharge of all notices of violation arising from or otherwise connected with Alterations, or any other work, labor, services or materials done for or supplied to Tenant, or any person claiming through or under Tenant, which shall be issued by the town or city in which the Property is located or any other public authority having or asserting jurisdiction. Tenant, at its expense, shall procure the satisfaction or discharge of record of all mechanics’ and other liens and encumbrances filed or attaching in connection with Alterations within thirty (30) days after Tenant’s receipt of notice of the filing or attachment thereof. If Tenant fails to discharge a lien or encumbrance, then, in addition to any other right or remedy of Landlord, Landlord may bond or insure over the lien or encumbrance or otherwise cause it to be discharged. Tenant shall reimburse Landlord for any amount paid by Landlord in exercising said rights, including, without limitation, reasonable attorneys’ fees (if and to the extent permitted by Law) within 30 days after receipt of an invoice from Landlord.

(d) Notwithstanding anything herein to the contrary, Landlord’s consent shall not be required for any Alteration that satisfied all of the following criteria (a “Cosmetic Alteration”): (i) is of a cosmetic nature such as painting, wallpapering, hanging pictures and/or installing carpeting; (ii) is not visible from the exterior of the Premises or Building; (iii) will not affect the systems or structure of the Building; (iv) does not require work to be performed inside the walls or at, above or to the ceiling of the Premises, and (v) does not exceed $25,000 in cost. However, even though consent is not required, the performance of Cosmetic Alterations shall be subject to all the other provisions of this Article.

(e) Tenant agrees that any review or approval by Landlord of any plans or specifications with respect to any Alterations is solely for Landlord’s benefit, and without any representation or warranty whatsoever to Tenant with respect to the adequacy, correctness or efficiency thereof or otherwise, and such approval shall not be deemed to be agreement or consent to the Alterations so as to give rise to lien or other rights to attach or encumber the Property or the Premises.

(f) In the event Tenant elects to perform any Alteration which causes or shall cause any one or both of the following two elements to occur: (y) an exceedance of delivery of outside air in the Premises or a portion thereof beyond the delivery of cubic feet per minute (“CFM”) of outside air that Landlord has allocated for the Premises or portion thereof as set forth in the Base Building MEP; or (z) an exceedance of the watts per square foot (“WSF”) of demand power in the Premises or portion thereof beyond the WSF of demand power that Landlord has allocated for the Premises or portion thereof as set forth in the Base Building MEP, and as a result of such Alteration Landlord incurs or shall incur a capital expense to upgrade the Building’s CFM or WSF capacity to meet such demand, as the case may be (in each instance, a “Significant Capital Expansion”), then Tenant shall pay its Pro Rata Share of Significant Capital Expansion (as defined below). Tenant may elect to pay its Pro Rata Share of Significant Capital Expense (x) in one lump sum payment or (y) to amortize such amount over the remainder of the Term, provided the amortization of such amount shall include actual or imputed interest at the rate that Landlord would reasonably be required to pay to finance the cost thereof; provided, further, that the rate of imputed interest shall not exceed the Prime Rate (as defined in Section 19(b) below) in effect from time to time plus two percent (2%) per annum. Following the completion of the Signification Capital Expansion, the Base Building MEP shall be revised to contain the new allocations of CFM and WSF to each of the Exceedance Tenants (as defined below). This section 9(d) shall also be applicable to any further Alterations performed by Tenant that result in the necessity for an additional Significant Capital Expansion, provided that Tenant’s Pro Rata Share of Significant Capital Expansion shall be based on the then current Base Building MEP, as revised following the previous Significant Capital Expansion. Notwithstanding the foregoing, this Section 11(f) shall not be applicable to Higher One, Inc. or any assignee of Higher One, Inc. that uses the Premises for general office and administrative use.

For purposes of this Section 11(f):

(i) “Pro Rata Share of Significant Capital Expense” shall be an amount equal to (A) the product of (y) the amount of the Significant Capital Expense multiplied by (z) the Tenant’s Exceedance Factor, divided by (B) the Aggregate Exceedance Factor.

(ii) “Exceedance Factor(s)” shall equal, for each Exceedance Tenant, the product of the Exceedance Amount multiplied by such Exceedance Tenant’s usable square footage, as reasonably determined by the Landlord.

(iii) “Aggregate Exceedance Factor” shall equal the sum of all Exceedance Factors.

(iv) “Exceedance Tenant(s)” shall mean those tenants of the Building, including Tenant, who have or shall have at the time of the completion of the Significant Capital Expense, an Exceedance Amount.

(v) “Exceedance Amount” shall equal, for each Exceedance Tenant, the aggregate amount by which such Exceedance Tenant has exceeded (A) the CFM for delivery of outside air to such Exceedance Tenant’s space beyond the CFM for delivery of outside air set forth in the Base Building MEP allocated to such Exceedance Tenant; and/or (B) the WSF of demand power in such Exceedance Tenant’s space beyond the WSF of demand power set forth in the Base Building MEP allocated to such Exceedance Tenant. Calculations for the determination of the Exceedance Amount shall be made on the basis of the usable square footage of the space as the allowance for each as identified in the Base Building MEP is on the basis of usable square footage.

12. Leasehold Improvements.

All improvements to the Premises, including, without limitation, Alterations, are collectively referred to herein as “Leasehold Improvements.” Tenant shall remove, at Tenant’s expense, the following (collectively referred to as “Required Removables”): (a) Cable installed by or for the exclusive benefit of Tenant and located in the Premises or other portions of the Building; and (b) any or all Leasehold Improvements that are performed by or for the benefit of Tenant. Notwithstanding the foregoing, Landlord may allow Tenant to leave Leasehold Improvements that are, in Landlord’s reasonable judgment, typical office improvements that do not materially increase the removal, repair and/or installation costs of future tenant improvements, all of the foregoing of which shall be owned by Landlord and shall remain at the Premises without compensation to Tenant. Furthermore, Tenant, at the time it requests approval for a proposed Alteration, may request in writing that Landlord advise Tenant whether the Alteration or any portion of the Alteration will be designated as a Required Removable. Within ten (10) days after receipt of Tenant’s request, Landlord shall advise Tenant in writing as to which portions of the Alteration, if any, will be considered to be Required Removables. By way of illustration and not of limitation, the following items will typically be included as Required Removables: internal stairways, raised floors, rolling file systems, equipment and property permanently affixed to the Premises or the Building systems, building and roof penetrations and structural alterations and modification of any type. If Landlord elects to retain any of the Leasehold Improvements, Tenant covenants that (i) such Leasehold Improvements will be surrendered in good condition, free and clear of all liens and encumbrances and (ii) if Cable is to be surrendered, it shall be left in safe condition, properly labeled at each end and in each telecommunications and/or electrical closet and junction box.

13. Landlord’s Access; Excepted Rights.

(a) Tenant agrees to permit Landlord and any Mortgagees and their authorized representatives to enter the Premises (i) at all reasonable times during Normal Business Hours, upon reasonable prior notice and subject to Tenant’s reasonable security requirements, for the purposes of inspecting the same, exercising such other rights as it or they may have hereunder or under any mortgages and in the nine month period prior to the expiration of this Lease for exhibiting the same to other prospective tenants, purchasers or mortgagees and (ii) at any time in the event of emergency. If reasonably necessary for the protection and safety of Tenant and its employees, Landlord shall have the right to temporarily close all or a portion of the Premises to perform repairs, alterations and additions. However, except in emergencies, Landlord will not close the Premises if the work can reasonably be completed on weekends and after Normal Business Hours.

(b) Landlord excepts and reserves exclusively to itself the use of: (i) roofs, (ii) telephone, electrical and janitorial closets, (iii) equipment rooms, Building risers or chaseways or similar areas that are used by Landlord for the provision of Building services, (iv) rights to the land and improvements below the floor of the Premises, (v) the improvements and air rights about the Premises, (vi) the improvements and air rights outside the demising walls of the Premises, and (vii) the areas within the Premises used for the installation of utility lines and other installations serving occupants of the Building. Landlord has the right to change the Building’s name or address. Landlord also has the right to make such other changes to the Property and Building as Landlord deems appropriate, provided the changes do not materially affect Tenant’s ability to use the Premises for the Permitted Use. Landlord shall also have the right (but not the obligation) to temporarily close the Building if Landlord reasonably determines that there is an imminent danger of significant damage to the Building or of personal injury to

Landlord’s employees or the occupants of the Building. The circumstances under which Landlord may temporarily close the Building shall include, without limitation, electrical interruptions, hurricanes and civil disturbances.

(c) Landlord’s exercise of its rights hereunder shall not constitute a constructive eviction nor entitle Tenant to an abatement or reduction of Rent.

14. Indemnities and Liability.

(a) Except to the extent caused by the negligence or willful misconduct of Landlord or any Landlord Parties (defined below), Tenant shall indemnify, defend and hold Landlord, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, agents, tenants, subtenants, contractors, subcontractors, licensees, and invitees (“Landlord Parties”) harmless against and from all liabilities, obligations, damages, penalties, claims, actions, costs, charges and expenses, including, without limitation, reasonable attorney’s fees and other professional fees (if and to the extent permitted by Law), which may be imposed upon, incurred by or asserted against Landlord or any of the Landlord Parties and arising out of or in connection with any damage or injury occurring in the Premises, acts or omissions (including, without limitation, violations of Law) of Tenant and the Tenant Parties (defined below), and failure to comply with the provisions of this Lease.

(b) Except to the extent caused by the negligence or willful misconduct of Tenant or any Tenant Parties, Landlord shall indemnify, defend and hold Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, agents, subtenants, contractors, subcontractors, licensees, and invitees (“Tenant Parties”) harmless against and from all liabilities, obligations, damages, penalties, claims, actions, costs, charges and expenses, including, without limitation, reasonable attorneys’ fees and other professional fees (if and to the extent permitted by Law), which may be imposed upon, incurred by or asserted against Tenant or any of Tenant Parties and arising out of or in connection with the acts or omissions (including, without limitation, violations of Law) of Landlord and Landlord Parties, and failure to comply with the provisions of this Lease.

(c) Except with respect to any loss or damage occasioned by the gross negligence or willful misconduct of Landlord or Landlord Parties, neither Landlord, nor any agent or employee of Landlord, shall be liable for (a) loss of or damage to any property of Tenant entrusted to any of Landlord’s agents or employees, (b) loss of or damage to any property of Tenant by theft or otherwise, (c) any injury or damage to any property resulting from fire, explosion, falling plaster, steam, gas, electricity, dust, water or snow, or leaks from any part of the Building or from the pipes, appliances or plumbing system, or from the roof, street or subsurface or any other place or by dampness, or from any other cause whatsoever, or (d) any such damage caused by other occupants or persons in the Building or by construction of any private, public or quasi-public work.

15. Casualty Damage.

(a) Except as provided below, in the event of partial or total destruction of the Premises during the Term by fire or other casualty, Landlord shall, as promptly as practicable after receipt of any insurance proceeds available as a result of such casualty, repair, reconstruct or replace the portions of the Premises destroyed in substantially the condition the Premises was in prior to such destruction. Commencing on the date of such casualty and during the period of such repair, reconstruction and replacement there shall be an equitable abatement of all Base Rent and Additional Rent hereunder in the proportion that the area of the Premises rendered unusable by such damage bears to the total area in the Premises until the restoration work has been substantially completed.

(b) If (i) the Building shall be damaged so that, in Landlord’s reasonable judgment, substantial alteration or reconstruction of the Building shall be required (whether or not the Premises has been damaged), (ii) Landlord is not permitted by Law to rebuild the Building in substantially the same form as existed before the casualty, (iii) the Premises shall have been materially damaged and there is less than one (1) year of the Term remaining on the date of the casualty, (iv) a material casualty occurs that was not required to be insured against by Landlord hereunder, or (v) if any Mortgagee refuses to make all net insurance proceeds available for such repair, reconstruction or replacement, then Landlord may terminate this Lease by giving written notice to Tenant within sixty (60) days after the date of such destruction.

(c) If all or any portion of the Premises shall be made untenantable by fire or other casualty, Landlord shall, with reasonable promptness, cause an architect or general contractor selected by Landlord to provide Landlord and Tenant with a written estimate of the amount of time required to substantially complete the repair and restoration of the Premises and make the Premises tenantable again, using standard working methods (“Completion Estimate”). If the Completion Estimate indicates that the Premises cannot be made tenantable within 270 days from the date of the casualty, then regardless of anything in Section 15(b) above to the contrary, either party shall have the right to terminate this Lease by giving written notice to the other of such election within 10 days after receipt of the Completion Estimate. Furthermore, (i) notwithstanding anything herein to the contrary, Tenant may terminate this Lease if a casualty occurs in the last year of the Term and the Completion Estimate indicates that the Premises cannot be made tenantable within 180 days from the date of the casualty, and (ii) if this Lease is not terminated pursuant to this Section 15(c) or Section 15(b) and Landlord has commenced restoration but not completed it within 270 days, then Tenant may terminate this Lease by delivering written notice thereof to Landlord following such 270 period, provided that such notice shall be null and void if Landlord substantially completes such restoration within 15 days of Tenant’s notice. Tenant, however, shall not have the right to terminate this Lease if the fire or casualty was caused by the negligence or intentional misconduct of Tenant or any Tenant Parties.

(d) In the event of any termination, Base Rent and Additional Rent shall be appropriately apportioned through and abated from and after the date of the casualty.

16. Condemnation.

(a) If more than twenty-five percent (25%) of the usable floor area of the Premises or the parking area available for use by Tenant shall be taken by eminent domain or appropriated by public authority and not replaced by Landlord in a location reasonably acceptable to Tenant or if Tenant shall be deprived of all suitable vehicular or pedestrian access to the Premises or the Property by virtue of such a taking or appropriation, Landlord or Tenant may terminate this Lease by giving written notice to the other within thirty (30) days after such taking or appropriation. Landlord shall also have the right to terminate this Lease if there is a taking or appropriation of any portion of the Building or Property which would leave the remainder of the Building unsuitable for use in a manner comparable to the Building’s use prior to the taking or appropriation. In the event of such a termination, this Lease shall terminate as of the date Tenant must surrender possession or, if later, the date Tenant actually surrenders possession, and the Rent reserved shall be apportioned and paid to and as of such date.

(b) If all or any part of the Premises is taken or appropriated by public authority as aforesaid and this Lease is not terminated as set forth above, Landlord shall, subject to the rights of any Mortgagees, apply any such damages and compensation awarded (net of the costs and expenses, including reasonable attorneys’ fees, incurred by Landlord in obtaining the same) to secure and close so much of the Premises as remain and shall restore the Building and Premises to an architectural whole; in such event there shall be an equitable abatement of Rent to the extent such restoration materially impairs Tenant’s use of the Premises, and in proportion to the loss of usable floor area in the Premises after giving effect to such restoration from and after the date Tenant must surrender possession or, if later, the date Tenant actually surrenders possession.

(c) All compensation awarded for a taking or other appropriation, or sale proceeds, shall be the property of Landlord, any rights to receive compensation or proceeds being expressly waived by Tenant; provided, however, that Tenant may file a separate claim at its sole cost and expense for Tenant’s fixtures, Alterations and personal property and Tenant’s reasonable moving relocation expenses and loss of goodwill, provided the filing of the claim does not diminish the award that would otherwise be receivable by Landlord.

17. Landlord’s Covenant of Quiet Enjoyment.

Landlord covenants that Tenant, upon paying the Base Rent and Additional Rent provided for hereunder and performing and observing all of the other covenants and provisions hereof, may peaceably and quietly hold and enjoy the Premises for the Term as aforesaid, subject, however, to all of the terms and provisions of this Lease.

18. Tenant’s Obligation to Quit.

(a) Tenant shall, upon expiration of the Term or other termination of this Lease, leave and peaceably and quietly surrender and deliver to Landlord the Premises and any replacements or renewals thereof broom clean and in the order, condition and repair required by the terms of this Lease, except, however, that Tenant shall first remove Tenant’s Property and the Required Removables, restoring the Premises and repairing any damage caused by installation or removal, in each case to its condition prior to the installation of Tenant’s Property or the Required Removables, as the case may be, reasonable wear and tear and damage caused by casualty and condemnation excepted.

(b) If Tenant shall fail timely to surrender possession of the Premises, Tenant shall pay rent at a rate equal to the sum of (i) for the first 30 days, 1.5 times and for the period following the first 30 days, 2 times the rate of Base Rent in effect immediately prior thereto plus (ii) the Additional Rent in effect immediately prior thereto until the possession of the Premises are surrendered by Tenant and delivered to Landlord in accordance with this Article. In addition to the payment of the amounts provided above, if Landlord is unable to deliver possession of the Premises to a new tenant, or to perform improvements for a new tenant, as a result of Tenant’s holdover and Tenant fails to vacate the Premises within 10 days after Landlord notifies Tenant of Landlord’s inability to deliver possession, or perform improvements, Tenant shall be liable to Landlord for all damages, including, without limitation consequential damages, that Landlord suffers from the holdover.

(c) If Tenant shall fail to remove Tenant’s Property and Required Removables within two Business Days after notice, they shall be deemed abandoned by Tenant and Landlord may remove and dispose of the same at Tenant’s expense which shall be paid as Additional Rent. Furthermore, if Tenant fails to perform related repairs in a timely manner, Landlord, at Tenant’s expense, may perform the required repairs. Tenant, within 10 days after receipt of an invoice, shall reimburse Landlord for the reasonable costs incurred by Landlord in connection therewith.

19. Transfers of Tenant’s Interest.

(a) Except in connection with a Permitted Transfer (defined in Section 19(e) below), Tenant shall not assign, sublease, transfer or encumber any interest in this Lease or allow any third party to use any portion of the Premises (collectively or individually, a “Transfer”) without the prior written consent of Landlord, which consent shall not be unreasonably withheld if Landlord does not elect to exercise its termination rights under Section 19(b) below. Without limitation, it is agreed that Landlord’s consent shall not be considered unreasonably withheld with respect to an assignment, sublease, transfer or encumbrance of this Lease if: (i) the proposed transferee’s financial condition does not meet the criteria Landlord uses to select Building tenants having similar leasehold obligations; (ii) the proposed transferee’s business is not suitable for the Building considering the zoning regulations applicable to the Building, or would result in a violation of another tenant’s rights; (iii) the proposed transferee is a governmental agency or other occupant of the Building; (iv) Tenant is in default beyond the expiration of any applicable grace or notice and cure periods in this Lease; or (v) any portion of the Building or Premises would likely become subject to additional or different Laws as a consequence of the proposed Transfer. Tenant shall not be entitled to receive monetary damages based upon a claim that Landlord unreasonably withheld its consent to a proposed Transfer and Tenant’s sole remedy shall be an action to enforce any such provision through specific performance or declaratory judgment. Any attempted Transfer in violation of this Article shall constitute a breach of this Lease and shall, at Landlord’s option, be void. Consent by Landlord to one or more Transfer(s) shall not operate as a waiver of Landlord’s rights to approve any subsequent Transfer. In no event shall any Transfer or Permitted Transfer release or relieve Tenant from any obligation under this Lease.

(b) As part of its request for Landlord’s consent to a Transfer, Tenant shall provide Landlord with financial statements for the proposed transferee, a complete copy of the proposed assignment, sublease and other contractual documents and such other information as Landlord may reasonably request. So long as the proposed transfer is not a Permitted Transfer, Landlord shall, by written notice to Tenant within 30 days of its receipt of the required information and documentation, either: (i) consent to the Transfer by the execution of a consent agreement in a form reasonably designated by Landlord or reasonably refuse to consent to the Transfer in writing; or (ii) exercise its right to terminate this Lease with respect to the portion of the Premises that Tenant is proposing to sublet or assign. If Landlord exercises its right to terminate this Lease, Landlord shall, hi its notice of such exercise, give Tenant notice of the termination date and such termination shall be effective, without the necessity of any further notice to Tenant or amendment to this Lease, on the date set forth hi Landlord’s notice, provided, however, Tenant may, by giving notice to Landlord within ten (10) days after its receipt of Landlord’s notice of termination, withdraw its request to Transfer and advise Landlord that Tenant desires to continue its tenancy hi which event Landlord’s termination notice shall be deemed to be void and of no further force and effect.

(c) Tenant shall pay Landlord 90% of all rent and other consideration which Tenant receives as a result of a Transfer that is in excess of the Rent payable to Landlord for the portion of the Premises and Term covered by the Transfer. Tenant shall pay Landlord for Landlord’s share of any excess within 30 days after Tenant’s receipt of such excess consideration. Tenant may deduct from the excess all reasonable and customary third party expenses directly incurred by Tenant attributable to the Transfer (other than Landlord’s review fee), including brokerage fees, legal fees and construction costs provided Tenant delivers to Landlord written documentation evidencing such costs. If Tenant is in Monetary Default (defined in Section 22(a) below), Landlord may require that all sublease payments be made directly to Landlord, in which case Tenant shall receive a credit against Rent in the amount of any payments received (less Landlord’s share of any excess).

(d) Except as provided below with respect to a Permitted Transfer, if Tenant is a corporation, limited liability company, partnership, or similar entity, and if the entity which owns or controls a majority of the voting shares/rights at any time changes for any reason (including but not limited to a merger, consolidation or reorganization), such change of ownership or control shall constitute a Transfer. The foregoing shall not apply so long as Tenant is an entity whose outstanding stock is listed on a recognized security exchange, or if at least 80% of its voting stock is owned by another entity, the voting stock of which is so listed.

(e) Notwithstanding anything to the contrary contained herein, Tenant may sublet all or a portion of its interest under this Lease to an Affiliate (as defined below) of Tenant, or assign its entire interest under this Lease to a successor to Tenant by purchase, merger, consolidation or reorganization, or to an Affiliate of Tenant, without the consent of Landlord (such assignment or subletting, a “Permitted Transfer”), provided that all of the following conditions are satisfied: (i) Tenant is not in default under this Lease past applicable notice and cure periods; (ii) except in the case of an Affiliate of Tenant, Tenant’s successor shall own all or substantially all of the assets of Tenant; (iii) the tangible net worth and credit of the successor is adequate to, in Landlord’s reasonable judgment, ensure performance of the obligations of this Lease; and (iv) Tenant shall give Landlord written notice at least 30 days prior to the effective date of the proposed sublease or assignment. Tenant’s notice to Landlord shall include information and documentation showing that each of the above conditions has been satisfied including, without limitation financial statements of Tenant and the proposed successor (which may include an annual report if such statements are not yet available). Tenant’s successor shall sign a commercially reasonable form of assumption agreement. In addition to the foregoing, a Permitted Transfer, where Landlord’s consent shall not be necessary, shall also include a sublease of all or any portion of the Premises or the assignment of this Lease to an Affiliate of Tenant, provided that Tenant gives notice to Landlord of such sublease or assignment at least thirty (30) days prior to the effective date thereof. For the purpose of this Article, an “Affiliate” shall mean any entity which is controlled by, controls or is under common control with Tenant.

20. Transfers of Landlord’s Interest.

Landlord shall have the right from time to time to sell or mortgage its interest in the Property, the Building and the Premises, to assign its interest in this Lease, or to assign from time to time the whole or any portion of the Rent or other sums and charges at any time paid or payable hereunder by Tenant to Landlord, to any Mortgagees or other transferees designated by Landlord in duly recorded instruments which Landlord has delivered in writing to Tenant, and hi any such case Tenant shall pay the Rent and such other sums and charges so assigned, subject to the terms of the Lease, promptly upon demand in writing to such Mortgagees and other transferees at the addresses mentioned in and in accordance with the terms of such instruments.

21. Mortgagees’ Rights.

(a) Tenant hereby agrees that this Lease is and shall be subject and subordinate to all mortgages (and to any amendments, extensions, increases, refinancings or restructurings thereof) of the Property, the Building or the Premises, whether or not any such mortgage is filed subsequent to the execution, delivery or the recording of this Lease or any notice hereof (the holder from time to time of any such mortgage being in this Lease sometimes called the “Mortgagee”). Notwithstanding the foregoing, the foregoing subordination shall not be effective as to any mortgage filed subsequent to the execution and delivery hereof unless the Mortgagee agrees in writing or such mortgage provides that, for so long as there exists no default under this Lease by Tenant, the Mortgagee will not, in foreclosing against or taking possession of the Premises or otherwise exercising its rights under such mortgage, disturb Tenant’s possession of the Premises hereunder. Tenant hereby agrees to execute, acknowledge and deliver in recordable form without charge and within 10 Business Days of request such commercially reasonable instruments confirming and evidencing the foregoing subordination and non-disturbance as Landlord or any such Mortgagee may from time to time reasonably require.

(b) Provided that Tenant has been provided with notice of such mortgage and appropriate addresses to which notice should be sent, Tenant shall not attempt to terminate this Lease, withhold Rent or exercise any other remedy which may arise under law by reason of any such default (it being understood that no such remedy exists, or is implied by reason of this provision, under this Lease), unless Tenant first gives such notice to any Mortgagees and provides such Mortgagees with thirty (30) days after such notice to cure such default, or with such longer period of time as is reasonably necessary to cure such default, which longer period of time shall not exceed 90 days, provided efforts to effectuate such cure are commenced within thirty (30) days and thereafter prosecuted to completion with reasonable diligence. Tenant shall and does hereby agree, upon default by Landlord under any mortgage, to attorn to and recognize the Mortgagee or anyone else claiming under such mortgage, including a purchaser at a foreclosure sale, at its request as successor to the interest of Landlord under this Lease. Such successor in interest to Landlord shall be bound by the provisions of the Lease as landlord thereunder; provided, however that notwithstanding the foregoing such successor in interest shall not be bound by (i) any payment of Rent for more than one month in advance, except prepayments in the nature of security for the performance by Tenant of its obligations under the Lease (and then only to the extent such security has been received by the successor in interest), (ii) any amendment, modification, waiver of term(s) or termination of this Lease made without the consent of the Mortgagee, (iii) any offsets which may be asserted by the Tenant against payments of Rent as a result of any default by or claims against Landlord hereunder arising prior to the date such successor takes possession of the Premises (provided that the foregoing shall not be construed to authorize any such offsets), or (iv) any obligation by Landlord as lessor hereunder to perform any work or grant any concession without the Mortgagee’s express assumption of such obligation to perform work or grant such concession. Tenant shall execute, acknowledge and deliver such evidence of this attornment, which attornment shall nevertheless be self-operative and automatically effective, as the Mortgagee or such successor may request and to make payments of Rent hereunder directly to the Mortgagee or any such successor, as the case may be, upon request. Any Mortgagee may, at any time, by giving written notice to, and without any further consent from, Tenant, subordinate its mortgage to this Lease, and thereupon the interest of Tenant under this Lease shall automatically be deemed to be prior to the lien of such mortgage without regard to the relative dates of execution, delivery or filing thereof or otherwise.

22. Tenant’s Default; Landlord’s Remedies.

(a) If (i) Tenant shall fail to pay Rent when due (a “Monetary Default”), or (ii) if Tenant shall default in the timely performance or observance of any of the other provisions or covenants contained in this Lease (which is other than a Monetary Default) and fail to cure the same within 30 days after written notice, or (iii) the leasehold estate is taken by process or operation of Law, or (iv) Tenant abandons all or any portion of the Premises (which shall not be applicable for portions of the Premises not occupied due to casualty or condemnation), or (v) Tenant or any guarantor of this Lease shall be involved in Financial Difficulties (as defined below), then and in any of said cases, Landlord may, to the extent permitted by law, immediately or at any time thereafter and upon statutory notice, terminate this Lease and enter into and upon the Premises, or any part thereof in the name of the whole, and repossess the same as of Landlord’s former estate, and expel Tenant and those claiming through or under Tenant and remove its effects without being deemed guilty of any manner of trespass, and without prejudice to any remedies which might otherwise be used for arrears of rent or preceding breach of covenant.

(b) Notwithstanding anything in Section 22(a) above to the contrary, the following notice provisions, grace periods and restrictions shall apply to a default by Tenant:

(i) Landlord shall not more than two times in any 12 consecutive month period give Tenant written notice of its failure to pay Rent when due and 5 days after giving of such notice within which to cure said failure and upon such cure Tenant shall not be deemed in Monetary Default, provided further that after the second notice is given within any such 12 month period, no additional notice shall be required and Tenant shall be deemed to be automatically in Monetary Default upon failure to pay Base Rent or Additional Rent when due.

(ii) if the nature of Tenant’s failure to cure a default (other than a Monetary Default) reasonably requires more than thirty (30) days, then Tenant shall not be deemed in default if Tenant promptly commences to cure such failure and thereafter diligently and in good faith prosecutes such cure to completion, provided, however, that Tenant shall in no event be allowed greater than 90 days to cure any default hereunder.

(iii) No notice and grace period shall apply in the event of a default due to Financial Difficulties as set forth in subsections (i), (iv) and (vi) of Section 22(c) below.

(c) As used herein, “Financial Difficulties” means any of the following events, occurring by and/or against Tenant or any guarantor of this Lease, as applicable:

(i) commencement of a voluntary case under Title 11 of the United States Code as from time to time in effect, or by its authorizing, by appropriate proceedings of trustees or other governing body the commencement of such a voluntary case;

(ii) filing an answer or other pleading admitting or failing to deny the material allegations of a petition filed against it commencing an involuntary case under said Title 11, or seeking, consenting to or acquiescing in the relief therein provided, or by its failing to controvert timely the material allegations of any such petition;

(iii) entry of an order for relief in any involuntary case commenced under said Title 11;

(iv) seeking relief as a debtor under any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors, or by its consenting to or acquiescing in such relief;

(v) entry of an order by a court of competent jurisdiction (i) finding it to be bankrupt or insolvent, (ii) ordering or approving its liquidation, reorganization or any modification or alteration of the rights of its creditors, or (iii) assuming custody of, or appointing a receiver or other custodian for, all or a substantial part of its property; or

(vi) making an assignment for the benefit of, or entering into a composition with, its creditors, or appointing or consenting to the appointment of a receiver or other custodian for all or a substantial part of its property.

(d) No termination or repossession provided for in this Article shall relieve Tenant or any guarantor of the obligations of Tenant under this Lease of its liabilities and obligations under this Lease, all of which shall survive any such termination or repossession. In the event of any such termination or repossession, Tenant shall pay to Landlord either (i) in advance on the first day of each month, for what would have been the entire balance of the Term, one-twelfth (1/12) (and a pro rata portion thereof for any fraction of a month) of the annual Rent and all other amounts for which Tenant is obligated hereunder, less, in each case, the actual net receipts by Landlord by reason of any reletting of the Premises (which reletting Landlord shall not be obligated to undertake) after deducting Landlord’s reasonable expenses in connection with such reletting, including, without limitation, removal, storage and repair costs and reasonable brokers’ and attorneys’ fees, or (ii) upon demand and at the option of Landlord, the present value (based upon the so-called “Prime Rate” announced as such in The Wall Street Journal) of the amount by which the payments of Rent reasonably estimated to be payable for the balance of the Term after the date of the exercise of said option would exceed the payments reasonably estimated to be the fair rental value of the Premises on the terms and conditions of this Lease over such period, determined as of such date, less reletting costs. Landlord covenants to use commercially reasonable efforts to mitigate its damages.

(e) Without thereby affecting any other right or remedy of Landlord hereunder, Landlord may, at its option, cure for Tenant’s account any default by Tenant hereunder which remains uncured after the expiration of the notice and cure period for said default from Landlord to Tenant, and the cost to Landlord of such cure shall be deemed to be Additional Rent and shall be paid to Landlord by Tenant with the installment of Base Rent next accruing. Furthermore, if Landlord declares Tenant to be in default, Landlord shall be entitled to receive interest on any unpaid item of Rent at a rate equal to the Prime Rate plus 4%.

23. Remedies Cumulative; Waivers.

The specific remedies to which Landlord and Tenant may resort under the terms of this Lease are cumulative and are not intended to be exclusive of any other remedies or means of redress to which Landlord or Tenant may be lawfully entitled in any provision of this Lease or otherwise. The failure of Landlord or Tenant to insist in any one or more cases upon the strict performance of any of the covenants of this Lease, or to exercise any option herein contained, shall not be construed as a waiver or relinquishment for the future of such covenant or option. A receipt by Landlord, or payment by Tenant, of Rent with knowledge of the breach of any covenant hereof shall not be deemed a waiver of such breach, and no waiver, change, modification or discharge by Landlord or Tenant of any provision in this Lease shall be deemed to have been made or shall be effective unless expressed in writing and signed by an authorized representative of Landlord or Tenant as appropriate. In addition to the other remedies in this Lease provided, Landlord or Tenant shall be entitled to the restraint by injunction of the covenants, conditions or provisions of this Lease, or to a decree compelling performance of or compliance with any of such covenants, conditions or provisions.

24. Brokers.

Tenant warrants and represents that it has not dealt with any broker in connection with the Premises or this Lease. Each party hereto hereby indemnifies and holds the other party harmless from and against any liability for commissions due any other broker or finder with whom such party has dealt in connection with this Lease.

25. Notices.

Any notices, approvals, specifications, or consents required or permitted hereunder shall be in writing and (i) mailed, postage prepaid, by certified mail, return receipt requested, (ii) deposited with a nationally recognized overnight courier service, or (iii) hand delivered to the addresses set forth in Article 1, and if to any Mortgagee at such address as it may specify in writing by such notice to Landlord and Tenant, or at such other address as any of them may from time to time specify by like notice to the others. Any such notice shall be deemed given on the date received, or if delivery is refused or undeliverable, on the date delivery was first attempted.

26. Estoppel Certificates.

Landlord and Tenant hereby agree from time to time, after prior written notice from the other or any Mortgagee, to execute, acknowledge and deliver, within 10 Business Days, without charge, to the other party, the Mortgagee or any other person designated by the other party, a statement in writing certifying: that this Lease is unmodified and in full force and effect (or if there have been modifications, identifying the same by the date thereof and specifying the nature thereof); that to the knowledge of such party there exist no defaults (or if there be any defaults, specifying the same); the amount of the Base Rent, the dates to which the Base Rent, Additional Rent and other sums and charges payable hereunder have been paid; that such party to its knowledge has no claims against the other party hereunder except for the continuing obligations under this Lease (or if such party has any such claims, specifying the same); for estoppels that Landlord requests be address to the Ground Lessor, that Ground Lessor (subject to the rights of any leasehold mortgage on the Ground Lease) has the right to directly enforce this Lease upon written notification from Ground Lessor that Landlord is in default of this Lease; and such other matters with respect to the Lease that may be reasonably requested.

27. Bind and Inure; Limited Liability of Landlord.

(a) All of the covenants, agreements, stipulations, provisions, conditions and obligations herein expressed and set forth shall be considered as running with the land and shall extend to, bind and inure to the benefit of Landlord and Tenant, which terms as used in this Lease shall include their respective successors and assigns where the context hereof so admits.

(b) Landlord shall not have any liability for the fulfillment of the covenants, agreements and obligations of Landlord hereunder, Tenant’s recourse and Landlord’s liability hereunder being limited to Landlord’s interest in the Property and the Building, and any insurance, rental and eminent domain, or sales proceeds obtained by Landlord in connection therewith. The term “Landlord” as used in this Lease shall refer only to the owner or owners from time to time of the Property or the Building, it being understood that no such owner shall have any liability hereunder for any matters other than matters first accruing during the time period that such owner has an interest in the Property or the Building.

(c) Except as set forth in Article 18, in no event shall either Landlord or Tenant be liable to the other party for any punitive, consequential or exemplary damages suffered by the other party or any other person or entity by reason of a default by Landlord or Tenant, as applicable, under any provisions of this Lease.

28. Environmental Compliance.

(a) Tenant hereby covenants to Landlord that Tenant shall (i) comply with all Laws applicable to the discharge, generation, manufacturing, removal, transportation, treatment, storage, disposal and handling of Hazardous Substances (as defined below) as apply to the activities of Tenant and Tenant Parties at the Property; (ii) not store in the Premises Hazardous Substances in a quantity that increases Landlord’s insurance premiums or exceeds Tenant’s pro rata share of the 100% limit of the “exempt amount” of “high hazard materials” (each as defined in the Boca National Building Code, the “NBC”) permitted for the Control Area(s) in which the Premises is located to avoid classification of the Building in Use Group H, High Hazard occupancy, by the criteria of the NBC as the same may now or hereafter be modified by any variance obtained by Tenant (the definition of the Control Area and method of determining Tenant’s pro-rata share is set forth below), (iii) promptly remove any waste, surplus or out of specification Hazardous Substances from the Premises generated at the Premises by Tenant or the Tenant Parties in accordance with all applicable Laws and orders of governmental authorities having jurisdiction, (iv) pay or cause to be paid all costs associated with removal of Hazardous Substances generated at the Premises by Tenant or the Tenant Parties including remediation and restoration of the Premises; (v) prior to the expiration or termination of this Lease, close all hazardous waste storage areas created by Tenant or the Tenant Parties and deeommission and close all facilities created by Tenant or the Tenant Parties and regulated by the Nuclear Regulatory Commission (or delegated state) so as to render the Premises and the Building suitable for unrestricted use, in accordance with all applicable Laws; (vi) keep the Property free of any lien imposed with regard to Hazardous Substances pursuant to any applicable Laws in connection with any act or failure to act on the part of Tenant or the Tenant Parties; (vii) not install or permit to be installed in the Premises any asbestos, asbestos-containing materials, urea formaldehyde insulation or PCB containing materials; (viii) not cause or permit to exist, as a result of an intentional or unintentional act or omission on the part of Tenant, Tenant Parties or occupant of the Premises, a releasing, spilling, leaking, pumping, emitting, pouring, discharging, emptying or dumping (collectively, a “Release”) of any Hazardous Substances onto or from the Premises, the Building or the Property brought onto the Property by Tenant except in compliance with Laws; (ix) provide to Landlord, promptly following request, information, including, without limitation Material Safety Data Sheet(s) regarding Hazardous Substances brought into or used by Tenant or any Tenant Parties at any time at the Property (x) give all notifications and prepare all reports required by Laws with respect to Hazardous Substances existing on, or required in connection with a Release at, the Premises and, promptly upon request, shall give copies of all such notifications and reports to Landlord (which obligation for reporting shall not deemed to create liability of Tenant with regard to said Hazardous Substances where no liability previously existed); (xi) if Landlord has a reasonable basis of belief that Tenant, Tenant Parties or any occupant of the Premises permitted a Release of Hazardous Substances to occur, pay for periodic environmental monitoring by Landlord as well as subsurface testing paid as Additional Rent; (xii) promptly notify Landlord in writing of any summons, citation, directive, notice, letter or other communication, written or oral, of any claim or threat of claim made by any third party relating to the presence or Release of any Hazardous Substances in, on or from the Premises; and (xiii) comply with Landlord’s operation and maintenance plan for asbestos. Tenant further covenants and agrees (A) that all waste water discharged from the Premises shall not damage the Building’s plumbing and discharge facilities and systems; and (B) to comply with Tenant’s internal guidelines, protocols and procedures governing the operation of microbiological and/or biomedical laboratories (if any) within the Premises. For purposes of subsection (ii) above: The term “Control Area” means one of the areas on the floor of the Building on which the Premises are located which are separated from each other and from adjoining floors by a one-hour fire wall and ceilings or floors, as applicable; and Tenant’s pro-rata share of the Control Area for each floor shall be determined on the basis of a fraction, the numerator of which is the rentable square footage of the Premises located on the applicable floor of the Building that is a Control Area and the denominator of which is the rentable square footage of the Control Area(s) available for such floor. Notwithstanding anything herein to the contrary, Tenant shall not be responsible for any Hazardous Substances not brought onto the Property by Tenant, which Hazardous Substances are merely discovered by Tenant, provided that the forgoing exception shall not relieve Tenant from complying with Landlord’s asbestos operation and maintenance plan.

(b) The term “Hazardous Substances” means any hazardous, toxic or regulated materials, pollutants, chemicals or contaminants as defined, determined or identified as such in any Laws, whether a waste or not, including, without limitation, asbestos, asbestos-containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls, and petroleum products.

(c) Tenant agrees that, if Tenant is obligated to close any hazardous waste storage area or obtain a release for unrestricted use from the Nuclear Regulatory Commission (or delegated state), if such closure has not been fully completed or release has not been obtained as of the Termination Date, Tenant shall, in connection therewith, and as security for Tenant’s obligation, on Landlord’s request deposit with Landlord a reasonable sum, not to exceed $50,000.00, which Landlord shall be entitled to continue to hold as security for the proper and lawful closure and/or release (the “Closure Obligation”). In lieu of cash, Tenant may provide Landlord with an unconditional, irrevocable, assignable letter of credit, (the “Closure Letter of Credit”) for all or a portion of such amount. In the event Tenant furnishes the Closure Letter of Credit, the Closure Letter of Credit shall be on the following terms and conditions: (i) issued by a commercial bank acceptable to Landlord, which must have a counter for presentment in Boston, Massachusetts; (ii) having a term which shall have an expiration date not sooner than the date which is five (5) years from the Termination Date or sooner termination date, however, if the Closure Letter of Credit has an earlier expiration date, it shall contain a so-called “evergreen clause”; (iii) available for negotiation by draft(s) at sight accompanied by a statement signed by Landlord stating that the amount of the draw represents funds due to Landlord (or its successors and assigns) due to the failure of Tenant to perform its Closure Obligation or (iv) be otherwise on terms and conditions reasonably satisfactory to Landlord. It is agreed that in the event Tenant fails to perform its Closure Obligation, Landlord may draw upon the Closure Letter of Credit or upon the funds held on account as the Security Deposit to the extent required to perform the same. In the event that Tenant shall fully and faithfully perform its Closure Obligation (as shall be evidenced by a sign-off or other definitive communication from applicable governmental authorities) and all of its other obligations under this Lease, the Closure Letter of Credit and/or funds on deposit with Landlord shall be returned to Tenant. Tenant further covenants that it will not assign or encumber or attempt to assign or encumber the Closure Letter of Credit or any funds on deposit and that neither Landlord nor its successors or assigns shall be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance. The foregoing right of Landlord to require that Tenant deposit such security is in addition to, and not in lieu of, the rights and remedies otherwise available to Landlord under this Lease.

(d) Landlord may in the future enter into one or more Environmental Land Use Restrictions as defined in Section 22a-133n of the Connecticut General Statutes (“ELURs”) in connection with the investigation and/or remediation of the environmental condition of the Property. The ELURs shall be filed on the land records in the town that the Property is located and shall restrict the use of the Property in one or more manners. Landlord shall, on request of Tenant, make a copy of the ELUR available to Tenant. Tenant hereby agrees, at Landlord’s request from time to time, to execute and deliver one or more subordination agreements, in form and content as prescribed by the laws and regulations governing ELURs, to subordinate this Lease to the ELURs, provided that Tenant’s use of the Premises and the Premises is not materially adversely affected thereby. Tenant agrees that imposition of an ELUR restricting the use of the Property to commercial/industrial use, and prohibiting the removal of the Building or use of groundwater for domestic purposes shall not be deemed to materially adversely affect Tenant’s use of the Premises. Failure of Tenant to execute and deliver such subordination agreement(s) within 10 days after Landlord’s request shall constitute a default under this Lease.

(e) Tenant shall, not later than ten Business Days following the date hereof, and annually thereafter during the Term, provide to Landlord and addressed to Ground Lessor an environmental substances declaration substantially in the form of Exhibit E attached hereto and made a part hereof, which shall include the information thereon, and which shall identify and itemize (by chemical name) any hazardous chemicals or hazardous wastes which Tenant will use, store, produce, generate or emit during the Term if the quantity, either at any one point in time or over the course of the year, is expected or reasonably should be expected to exceed a Reportable Quantity. For purposes of the preceding sentence, a “Reportable Quantity” means a quantity of any substance the presence of which in the environment could require investigation or remediation under any Law. Notwithstanding the foregoing, a substance need not be listed if used solely for clerical office equipment such as photocopiers, facsimile machines and computer printers, or if used solely for laboratory purposes in quantities not exceeding normal and customary laboratory standards. Such declaration shall be executed by the chief local operating officer of Tenant.

29. Redemption, Counterclaim and Jury Trial.

Tenant, for itself and for all persons claiming through or under it, hereby acknowledges that this Lease constitutes a commercial transaction as such term is used and defined in Chapter 903a of the Connecticut General Statutes. If Landlord shall acquire possession of the Premises by summary proceedings, or in any other lawful manner without judicial proceedings, it shall be deemed a reentry within the meaning of that word as used in this Lease. In the event that Landlord commences any summary proceedings or action for nonpayment of rent or other charges provided for in this Lease, Tenant shall not interpose any non-compulsory counterclaim of any nature or description in any such proceeding or action. Tenant and Landlord both waive a trial by jury of any or all issues arising in any action or proceeding between the parties hereto or their successors, under or connected with this Lease, or any of its provisions.

30. Recording.

Tenant shall not record this Lease but Landlord will, not later than thirty (30) days following request by Tenant, execute and deliver to Tenant a memorandum or notice of this Lease in recordable form reasonably satisfactory to both Landlord and Tenant specifying the date of commencement and expiration of the term of this Lease, Tenant’s options herein (if any), and other information required by statute, whereupon Tenant may, at Tenant’s expense, record such memorandum.

31. Force Majeure.

Landlord shall be excused for the period of any delay in the performance of any obligations hereunder, (other than the payment of money), when prevented from so doing by cause or causes beyond Landlord’s control which shall include, without limitation, all labor disputes, civil commotion, acts of war, war – like operations, invasion, rebellion, hostilities, military or usurped power, sabotage, terrorism, governmental regulations or controls, fire or other casualty, inability to obtain any material, services or financing or through Acts of God (collectively, “Force Majeure”). Tenant shall similarly be excused for delay in the performance of obligations hereunder due to Force Majeure provided that nothing contained in this Article or elsewhere in this Lease shall be deemed to excuse or permit any delay in the payment of any sums of money required hereunder, or any delay in the cure of any default which may be cured by the payment of money. Each party claiming a Force Majeure shall notify the other in writing within five (5) Business Days of the commencement of the Force Majeure.

32. Captions.

The captions for the numbered Articles and Sections of this Lease are provided for reference only and they do not constitute a part of this agreement or any indication of the intentions of the parties hereto.

33. Integration.

The parties acknowledge that all prior written and oral agreements between them and all prior representations made by either party to the other have been incorporated in this instrument or otherwise satisfied prior to the execution hereof.

34. Severability; Choice of Law.

If any provision of this Lease shall be declared to be void or unenforceable either by law or by a court of competent jurisdiction, the validity or enforceability of remaining provisions shall not thereby be affected and any such illegal or unenforceable provision shall be deemed to be restated to reflect as nearly as possible the original intentions of the parties in accordance with applicable Law. This Lease is made under and shall be interpreted, construed and enforced in accordance with the laws of the state or commonwealth in which the Property is located, and Landlord and Tenant hereby irrevocably consent to the jurisdiction and proper venue of such state or commonwealth.

35. Parking Premises.

(a) Tenant shall have as an appurtenant right to the Premises a right to use at the Property (including the Parking Premises) parking spaces, on an unreserved basis, at a rate of 4 per 1,000 square feet of the Premises. The use by Tenant, its employees and invitees, of the parking facilities of the Property shall be on the terms and conditions of such systems, rules and regulations set by Landlord as may hereinafter be reasonably established or changed from time to time, at no cost to Tenant. Tenant shall not allow any vehicles that belong to or are controlled by Tenant or Tenant’s employees, suppliers, shippers, customers or invitees to be loaded, unloaded or parked in areas other than those designated by Landlord for such activities. If Tenant permits or allows any such prohibited activities, then Landlord shall have the right, without notice, in addition to such other rights and remedies that it may have, to remove or tow away the vehicle involved and charge the cost to Tenant, which cost shall be payable upon demand by Landlord as Additional Rent.

(b) Tenant acknowledges that Landlord intends to construct and or lease a parking garage on the Parking Premises. Furthermore, Landlord may obtain a ground lease interest on the property to the north of the Parking Premises with an address of 304 Winchester Avenue, a/k/a Tract B-2, in which event Landlord shall construct the parking garage on the combined Parking Premises and Tract B-2. In the event Landlord is successful in obtaining a leasehold interest in and to Tract B-2, this parcel shall be deemed to automatically be included in the definition of Parking Premises from and after the date upon which the ground lease to Tract B-2 is executed by or assigned to Landlord. The parties hereto shall, if requested by the other, enter into a reasonable amendment to this Lease to evidence the foregoing. In connection with the construction of the parking garage, Landlord may from time to time secure or establish different temporary locations for parking that are mutually agreeable to Landlord and Tenant to provide parking to Tenant and its employees and invitees, and at no cost to Tenant.

36. Signage.

All tenant identification and suite numbers at the entrance to the Premises shall be installed by Landlord, at Tenant’s cost and expense, using the standard graphics for the Building. Landlord may provide and maintain in the first floor (main lobby) of the Building an alphabetical directory board or other directory device listing tenants, and no other directory or signage shall be permitted unless previously consented to by Landlord in writing. Landlord shall maintain, as part of Expenses, all signage.

37. Ground Lease.

(a) Tenant acknowledges that Landlord is also a lessee/tenant under a ground lease of the real property of which the Premises demised herein form a part (the “Ground Lease”). Provided that the lessor/landlord under such Ground Lease (the “Ground Lessor”) shall execute and deliver to Tenant a subordination, nondisturbance and attornment agreement, substantially in the form attached hereto as Exhibit F (“Ground Lease SNDA”), then Tenant hereby covenants and agrees that this Lease and the rights of Tenant hereunder are and shall at all times remain subject and subordinate to the terms, covenants and conditions of the Ground Lease and any extensions or modifications thereof. Tenant further covenants and agrees to execute and deliver to the Ground Lessor the Ground Lease SNDA, confirming such subordination; provided, however, that this Lease and the rights of Tenant hereunder are and shall at all times remain subject and subordinate to the terms, covenants and conditions of the Ground Lease and any extensions or modifications thereof, regardless of whether Tenant shall execute and deliver the Ground Lease SNDA. Tenant further covenants and agrees (subject to receipt of the Ground Lease SNDA) that if by reason of any default upon the part of Landlord herein as lessee/tenant under the Ground Lease, the Ground Lease is terminated by summary proceedings, voluntary agreement or otherwise, Tenant herein agrees to recognize the Ground Lessor as Tenant’s lessor/landlord under this Lease. Tenant further covenants and agrees (subject to receipt of the Ground Lease SNDA) to execute and deliver upon request of the Ground Lessor an instrument to evidence such attornment once such termination occurs. Tenant waives the provisions of any law now or hereafter in effect which may give Tenant any right or election to terminate this Lease or to surrender possession of the premises demised hereby in the event any proceeding is brought by the Ground Lessor to terminate such Ground Lease or in the event that any proceeding is brought by any mortgagee to foreclose any mortgage affecting the fee title to the premises or the Ground Lease. Tenant acknowledges that the Building and improvements thereto are at all times to be owned, operated and managed in accordance with the terms, covenants and conditions of the Ground Lease as though the Building and improvements thereto existed as of the effective date of the Ground Lease, and upon termination of the Ground Lease for any reason or the expiration of the term thereof, fee simple absolute title to the Building and all improvements thereto shall automatically vest in Ground Lessor without any obligation on the part of Ground Lessor to pay therefore any consideration to Landlord or any other person.

(b) Landlord represents that, as of the Commencement Date, to its knowledge the Ground Lease is in full force and effect and there are no defaults or claimed defaults by either party thereto. Landlord shall not modify the Ground Lease in a manner that would have a material impact on Tenant, without Tenant’s prior written consent.

38. Base Building Work

Landlord shall provide, at the Landlord’s cost and expense as set forth herein, the mechanical, electrical and plumbing base building systems at the Building set forth in the Base Building Tenant Services Specifications (the “Base Building MEP”) attached hereto as Exhibit G (the “Base Building Work”).

39. Miscellaneous.

(a) Landlord shall have the right to transfer and assign, in whole or in part, all of its rights and obligations under this Lease and in the Building and/or Property referred to herein, and upon such transfer Landlord shall be released from any further obligations hereunder, and Tenant agrees to look solely to the successor in interest of Landlord for the performance of such obligations.

(b) Tenant covenants, warrants and represents that: (i) Tenant has the full right and authority and has obtained any and all consents required to enter into this Lease and to consummate or cause to be consummated the transactions contemplated hereby, (ii) each individual executing and delivering this Lease on behalf of Tenant is authorized to do so on behalf of Tenant; (iii) this Lease is binding upon Tenant; and (iv) Tenant is duly organized and legally existing in the state of its organization and is qualified to do business in the state in which the Property is located. If there is more than one Tenant, or if Tenant is comprised of more than one party or entity, the obligations imposed upon Tenant shall be joint and several obligations of all the parties and entities. Notices, payments and agreements given or made by, with or to any one person or entity shall be deemed to have been given or made by, with and to all of them.

(c) Landlord covenants, warrants and represents that: (i) Landlord has the full right and authority and has obtained any and all consents required to enter into this Lease and to consummate or cause to be consummated the transactions contemplated hereby, (ii) each individual executing and delivering this Lease on behalf of Landlord is authorized to do so on behalf of Landlord; (iii) this Lease is binding upon Landlord; and (iv) Landlord is duly organized and legally existing in the state of its organization.

(d) Time is of the essence with respect to Tenant’s exercise of any renewal or expansion rights granted to Tenant. This Lease shall create only the relationship of landlord and tenant between the parties, and not a partnership, joint venture or any other relationship. This Lease and the covenants and conditions in this Lease shall inure only to the benefit of and be binding only upon Landlord and Tenant and their permitted successors and assigns.

(e) The expiration of the Term, whether by lapse of time or otherwise, shall not relieve either party of any obligations which accrued prior to or which may continue to accrue after the expiration or early termination of this Lease, and the terms and provisions of this Lease, to the extent relevant, shall continue to govern and apply to the relationship of Landlord and Tenant.

(f) Landlord has delivered a copy of this Lease to Tenant for Tenant’s review only, and the delivery of it does not constitute an offer to Tenant or an option. This Lease shall not be effective against any party hereto until an original copy of this Lease has been signed and delivered by such party.

(g) This Lease may be modified only by a written agreement signed by Landlord and Tenant.

(h) Tenant shall, within 180 days after the end of each fiscal year of Tenant, deliver to Landlord of a copy of its audited financial statement (or if audited financial statements are not customarily prepared by Tenant’s accountants, a financial statement certified by Tenant’s chief financial officer) and within 15 days after Landlord’s request, updates to the most recent financial statement and such other financial information as Landlord’s lender may reasonably request. Upon written request by Tenant, Landlord shall enter into a commercially reasonable confidentiality agreement covering any confidential information that is disclosed by Tenant.

(i) If either party institutes a suit or other action against the other for violation of or to enforce any covenant or condition of this Lease, to recover the Premises or because of any act that arises out of the possession of the Premises, or if either party intervenes in any suit in which the other is a party to enforce or protect its interest or rights, the prevailing party shall be entitled to all of its costs and expenses, including, without limitation, reasonable attorney’s fees.

(j) This Lease and the following exhibits and attachments constitute the entire agreement between the parties and supersede all prior agreements and understandings related to the Premises, including all lease proposals, letters of intent and other documents: Exhibit A-1 (Legal Description of 150 Munson Street), Exhibit A-2 (Legal Description of 276 Winchester Avenue), Exhibit B (Floor Plan of Premises), Exhibit C (Work Letter), Exhibit D (Building Rules and Regulations), Exhibit E (Environmental Substances Declaration), Exhibit F (Ground Lease Subordination and Nondisturbance Agreement), and Exhibit G (Base Building MEP).

40. Renewal Option.

(a) Provided that Tenant is not in default under the Lease beyond the expiration of applicable notice and cure periods on the date Tenant delivers Tenant’s Renewal Notice (as hereinafter defined) or at any time thereafter through the commencement date of the Renewal Term (as hereinafter defined), Tenant shall have one option (the “Renewal Option”) to renew the Lease for one two year term (such two year term a “Renewal Term”) at the rent and upon the other terms set forth below. Tenant shall exercise the Renewal Option by delivering notice to Landlord (“Tenant’s Renewal Notice”) exercising the Renewal Option no later than six (6) months prior to the scheduled Termination Date. In the event that Tenant shall fail to deliver Tenant’s Renewal Notice in accordance with the provisions hereof, Tenant shall be deemed to have forever waived its right to exercise the Renewal Option. In the event Tenant does not timely and properly exercise the Renewal Option, Tenant shall, promptly following request by Landlord, execute and deliver a statement confirming that the Renewal Option has been waived (provided that failure to deliver said statement shall not be construed to mean that Tenant has properly exercised the Renewal Option).

(b) Upon Landlord’s receipt of Tenant’s Renewal Notice in accordance with the requirements of this Article, the Lease, subject to the provisions of this Article, shall be automatically extended for the Renewal Term with the same force and effect as if the Renewal Term had been originally included in the term of the Lease, except that the Base Rent under the Lease for each Lease Year of the Renewal Term shall be equal to the greater of (y) the Market Base Rent (as hereinafter defined) as determined in this Article and (z) the Base Rent payable for the period immediately prior to the Renewal Term. There shall be no rent concessions or obligation of Landlord to perform or pay for any work during the Renewal Term.

(c) The term “Market Base Rent” for the Renewal Term shall mean the annual Base Rent that a willing tenant would pay, and a willing landlord would accept, to lease the Premises in its “as is” condition pursuant to the Lease, taking into consideration all relevant factors, including, without limitation, such factors as credit-worthiness of Tenant, the duration of the term, any rental or other concessions granted, whether a broker’s commission or finder’s fee will be paid, and responsibility for Expenses. Landlord shall notify Tenant of its initial determination of Market Base Rent no later than thirty (30) days after receipt of Tenant’s Renewal Notice. Tenant shall have thirty (30) days after Landlord’s delivery of notice to Tenant of its determination of Market Base Rent to deliver notice to Landlord accepting Landlord’s determination, or objecting to Landlord’s determination and proposing its own Market Base Rent. If Tenant fails to deliver such notice within such thirty (30) day period, Tenant shall be deemed to have revoked Tenant’s Renewal Notice and forever waived its right to exercise the Renewal Option. If Tenant delivers notice with a Market Base Rent different from Landlord’s determination, then Landlord and Tenant shall, for fifteen (15) days, negotiate in good faith to agree on a Market Base Rent. If Landlord and Tenant shall fail to agree upon the Market Base Rent for the Renewal Term within fifteen (15) days after Tenant’s timely notice to Landlord that it objects to Landlord’s determination, Landlord and Tenant each shall give notice to the other setting forth the name and address of an arbitrator designated by such party within fifteen (15) days thereafter. If either party shall fail to give notice of such designation within such fifteen (15) day period, then the arbitrator chosen by the party giving such notice shall make the determination alone. If two arbitrators shall have been designated, such two arbitrators shall make their determination of Market Base Rent for the Renewal Term in writing and give notice thereof to each other and to Landlord and Tenant within twenty (20) days of their designation The two arbitrators shall have ten (10) days after the receipt of notice of each other’s determination to confer with each other and to attempt to reach agreement as to the determination of Market Base Rent for the Renewal Term. If such two arbitrators shall fail to concur, then such two arbitrators shall immediately designate a third arbitrator. If such two arbitrators shall fail to agree upon the designation of such third arbitrator within fifteen (15) days, then either party may apply to the American Arbitration Association or any successor thereto for the designation of such arbitrator. The third arbitrator shall conduct such investigations as he may deem appropriate and shall, within twenty (20) days after the date of designation of the third arbitrator, determine the Market Base Rent for the Renewal Term. The determination pursuant to this Article cannot exceed the higher of the determinations made by the arbitrators selected by Landlord and Tenant and cannot be lower than the lower of the determinations made by the arbitrators selected by Landlord and Tenant. The determination by the third arbitrator shall be binding upon Landlord and Tenant. All arbitrators shall be commercial leasing brokers or appraisers not affiliated with either party and having at least ten (10) years experience in the New Haven County, Connecticut market. Each party shall pay its own counsel fees and expenses, if any, in connection with any arbitration under this Article, including the expenses and fees of any arbitrator selected by it in accordance with the provisions of this Article, and the parties shall share equally all other expenses and fees of any such arbitration. The determination rendered in accordance with the provisions of this Article shall be final and binding upon Landlord and Tenant. The arbitrators shall not have the power to add to, modify, or change any of the provisions of this Lease.

(d) In the event the Market Base Rent for the Renewal Term shall not have been determined prior to the commencement of the Renewal Term, then upon final determination, an appropriate adjustment shall be made reflecting such final determination, and Landlord or Tenant, as the case may be, shall pay the other any overpayment or deficiency, as the case may be, from the commencement of the Renewal Term to the date of such final determination.

(e) The Renewal Option shall automatically terminate and become null, void and of no force and effect upon the earlier to occur of (i) the expiration or termination of the Lease by Landlord or pursuant to law, (ii) the termination or surrender of Tenant’s right to possession of the Premises, (iii) the assignment of this Lease by Tenant, (iv) the sublease by Tenant of space under this Lease; (v) the failure of Tenant to timely and properly exercise any Renewal Option, or (vi) the deemed revocation of the Renewal Option under Section (c) above.

41. Service Failure.

Notwithstanding anything in Section 9(c) to the contrary, in the case of a Service Failure where Tenant is prevented from conducting all or any portion of its business operations in the Premises, and the cause of such failure is covered by any loss of rental or other similar insurance coverage that Landlord is then carrying with respect to the Building (it being understood that Landlord has no obligation to maintain such coverage), then Tenant shall be entitled to an abatement of all rent due hereunder equal to the insurance proceeds actually received by Landlord with respect to the Premises from the insurance carrier providing such insurance coverage. In addition to the foregoing, if a Service Failure continues for seven (7) consecutive Business Days and such Service Failure is caused by the negligence or willful misconduct of Landlord or any of its agents, employees or contractors, then Tenant shall be entitled to an abatement of all Rent hereunder in proportion to the extent to which the interruption prevents Tenant from using the Premises for Tenant’s normal purposes, with such abatement to begin on the eighth (8th) Business Day after such occurrence and continuing until such service has been restored to a level sufficient to permit Tenant to resume its normal business use.

42. Landlord Default.

If Landlord shall violate, neglect or fail to perform or observe any of the covenants, provisions, or conditions contained in this Lease on its part to be performed or observed, which default is causing material interference with Tenant’s use of the Premises for the Permitted Use, and which default continues for a period of more than thirty (30) days after receipt of written notice from Tenant specifying such default, or if such default is of a nature to require more than thirty (30) days for remedy and such default continues beyond the time reasonably necessary to cure (provided Landlord must have undertaken procedures to cure the default within such thirty (30) days period and thereafter failed to diligently pursue such efforts to cure to completion), then Tenant shall give to Landlord (by facsimile transmission to 978-287-5050, or to such other number as Landlord shall have give written notice to Tenant) a further notice of Landlord’s failure and an additional Business Day to commence to cure. If Landlord continues to fail to commence to cure within such additional Business Day, then, Tenant may elect to incur any reasonable expense necessary to perform the obligation of Landlord specified in such notice and Tenant shall be entitled to recover its reasonable out-of-pocket expenses from Landlord. Notwithstanding the foregoing, if in Tenant’s reasonable judgment, an emergency situation shall exist, Tenant may cure such default with only reasonable (under the circumstances) notice to Landlord being required. In no event shall Tenant have the right or ability to offset or deduct any expenses incurred by Tenant from any Base Rent or Additional Rent payable by Tenant under this Lease.

Signature page to follow

IN WITNESS WHEREOF, the parties hereto have caused this Lease Agreement to be executed under seal as of the date first above written.

LANDLORD:

WE 150 MUNSON LLC

By:	WE Science Park LLC Its Manager

	By:	WE Science Park Holdings LLC Its Manager

		By:	Winstanley Enterprises LLC Its Manager

			By:	/s/ Carter J. Winstanley
Name: Carter J. Winstanley
Title: Manager

TENANT:

HIGHER ONE, INC.

By:	/s/ David Bernier
Name: David Bernier for Mark Volchek
Title: Vice President of Finance

EXHIBIT A-1

LEGAL DESCRIPTION OF 150 MUNSON STREET

All that certain piece or parcel of land situated in the City of New Haven, County of New Haven and State of Connecticut as shown on a map entitled “Property Survey ALTA/ACSM Land Title Survey Tract K.A.K.A. 25 Science Park 150 Munson Street New Haven, Connecticut Scale 1” = 20’ Date: October 2000” revised 11-15-02, 091-15-03 and 02-05-07, made by URS Corporation A.E.S., which map is on file in the New Haven Land Records. Said Parcel is more particularly bounded and described as follows:

Beginning at a point marking the southerly street line of Munson Street and the westerly street line of Winchester Avenue;

Thence running South 18° 39’ 00” East, 509.38 feet along the westerly street line of Winchester Avenue;

Thence running South 79° 57’ 30” West, 148.97 feet along land now or formerly of Sawco Associates;

Thence running North 18° 28’ 30” West, 259.37 feet;

Thence running North 79° 57’ 30” East, 3.30 feet;

Thence running North 17° 30’ 30” West, 130.90 feet;

Thence running North 18° 28’ 30” West, 156.70 feet along land now or formerly of the City of New Haven;

Thence running South 85° 41’ 40” East, 152.23 feet along the southerly street line of Munson Street to the point and place of beginning.

1

EXHIBIT A-2

LEGAL DESCRIPTION OF 276 WINCHESTER AVENUE

All that certain piece or parcel of land situated in the City of New Haven, County of New Haven and State of Connecticut as shown on a map entitled “Property Survey ALTA/ACSM Land Title Servey Tract B-1 A.K.A. Parcel 3 276 Winchester Avenue New Haven, Connecticut Scale: 1” = 20’ Date: October 2000”, revised 01-15-03, 02-05-07 and 05-30-07, made by URS Corporation A.E.S., which map is on file in the New Haven Land Records. Said parcel is more particularly bounded and described as follows:

Beginning at a point marking the intersection of the westerly street line of Winchester Avenue and the northerly street line of Munson Street;

Thence running North 85° 41’ 40” West, 109.41 feet along said northerly street line of Munson Street;

Thence running North 18° 28’ 30” West, 596.15 feet along land now or formerly of the City of New Haven;

Thence running South 76° 13’ 20” East, 238.34 feet and South 75° 16’ 50” East, 192.78 feet along land now or formerly of SPDC Tract B, LLC, Tract B-2;

Thence running South 14° 22’ 30” West, 483.01 feet along the westerly line of Winchester Avenue to the point and place of beginning.

Together with the rights and benefits set forth in an Agreement Regarding Winchester Avenue by and between Olin Corporation and Repeating Arms Company dated July 20,1981 and recorded in Volume 2922 at Page 278, of the New Haven Land Records, and an Agreement Regarding Winchester Avenue by and between Olin Corporation and the City of New Haven dated May 30,1984 and recorded in Volume 3211 at Page 202, of the New Haven Land Records.

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EXHIBIT B

FLOOR PLAN OF PREMISES

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EXHIBIT C

WORK LETTER

I.	INITIAL ALTERATIONS AND ALLOWANCE.

A. Tenant, following the full and final execution and delivery of this Lease and all prepaid rental and security deposits required hereunder shall have the right to have performed alterations and improvements in the Expansion Premises (the “Initial Alterations”). Landlord shall cause to be prepared complete construction drawings, plans and specifications for the Initial Alterations, which shall set forth the layout of the Expansion Premises, in form and substance suitable and adequate for submission, if necessary, to the appropriate government authority(ies) for approval and in a form reasonably satisfactory to Tenant. Tenant, notwithstanding Landlord’s engagement of the architect and/or engineers preparing the drawings shall be responsible for all elements of the design of Tenant’s drawings, plans and specifications relating to functionality of design, compliance with Laws, the configuration of the Expansion Premises and the placement of Tenant’s furniture, appliances and equipment. Landlord’s approval of Tenant’s plans and specifications shall in no event relieve Tenant and the architect and the engineer of the responsibility for such design. All plans and specifications shall be prepared in accordance with all applicable Laws and the capacities of the Building allocated to the Expansion Premises and not exceed those capacities unless Tenant agrees to pay for any necessary costs to increase such capacities. The completed construction drawings, plans and specifications, as approved, are sometimes referred to herein as “Tenant Improvement Plans.”

B. A preliminary and final set of Tenant Improvement Plans, together with applicable specifications, for the Initial Alterations are required to be approved by Tenant. Tenant acknowledges receipt of the preliminary set of Tenant Improvement Plans, and Landlord shall provide the final set for Tenant’s comments by November 9, 2007. The Tenant Improvement Plans shall be approved or returned with comments by Tenant within five (5) Business Days after Tenant’s receipt of the submission (or resubmission, as the case may be) by Landlord of such plans and specifications to Tenant. Tenant’s failure to so respond with such 5-Business Day period shall be deemed approval. Representatives of both parties shall promptly make themselves available to discuss and resolve any such comments or revisions, and such documents shall promptly be revised by Landlord to incorporate any agreed upon changes. In the event the parties cannot reach agreement and resolve all disputed matters relating to any such documents, the parties shall promptly meet and confer and negotiate in good faith to reach agreement on any disputed matters.

C. Landlord shall permit Tenant to deviate from the building standards for the Initial Alterations; provided that (1) the deviations shall not be of a lesser quality than the standards; (2) the deviations conform to applicable governmental regulations; (3) the deviations do not materially adversely affect the base Building services or systems and do not overload the floors; (4) Landlord has determined in its sole discretion that the deviations are of a nature and quality that are consistent with the overall objectives of Landlord for the Building; and (5) Tenant pays all costs associated with or arising from the deviation from building standards (and Landlord shall advise Tenant of such estimated cost and an opportunity for Tenant to reconsider the deviation).

D. Landlord shall, if necessary, submit Tenant Improvement Plans to the appropriate governmental authority(ies) for approval and the issuance of necessary building and other permits (the “Permits”). Landlord, with Tenant’s cooperation and reasonable approval, shall cause to be made any changes in the Tenant Improvement Plans necessary to obtain the Permits. After the final approval of Tenant Improvement Plans, no further changes to Tenant Improvement Plans may be made without the

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prior written approval from both Landlord and Tenant (which approval shall not be unreasonably withheld or delayed), which shall include agreement by Tenant to pay costs in excess of the Allowance (as defined below) resulting from the design and/or construction of such changes.

E. Notwithstanding anything herein to the contrary, Landlord shall not be expected nor required to obtain any permits or approvals relating to (1) any back-up generator or other personal property and equipment installed on Tenant’s behalf and (2) Tenant’s use of and operations of its business in the Premises. Tenant shall be solely responsible for obtaining, at its sole cost and expense, all permits and approvals necessary or appropriate for the conduct of its business, operation of its property and equipment and use of the Premises, except for Permit(s) for the construction of the Initial Alterations and any temporary and/or permanent certificate(s) of occupancy issued pursuant to such validly obtained Permits upon completion of the Initial Alterations. Tenant agrees to reasonably cooperate with and assist Landlord in obtaining the Permit(s) and Certificates of Occupancy.

II.	CONSTRUCTION OF INITIAL ALTERATIONS.

Landlord shall enter into a construction contract with its contractor for the construction of the Initial Alterations in accordance with Tenant Improvement Plans, which if Tenant requests shall be a guaranteed maximum price contract. Landlord shall supervise the completion of such work and shall use due diligence to secure Substantial Completion of the Initial Alterations. Landlord and the contractor shall permit Tenant to attend and participate in construction meetings. The cost of such work shall be paid as provided below. Landlord shall not be liable for any direct or indirect costs, expenses or damages as a result of delays in construction caused by Tenant Delays (as defined below) or Force Majeure.

III.	PAYMENT OF COST OF THE INITIAL ALTERATIONS.

A. Landlord agrees to contribute the sum of $60.00 per rentable square foot of the Expansion Premises (the “Allowance”) toward the cost of the Initial Alterations (and the total amount of the Allowance shall be calculated once the actual rentable square footage of the Expansion Premises is determined and agreed to by Landlord and Tenant). The Allowance shall be used only for:

(1) Soft costs, including, without limitation, payment of the cost of preparing any initial space plan and the final working drawings and specifications, including mechanical, electrical, plumbing and structural drawings and of all other aspects of Tenant Improvement Plans.

(2) The payment of plan check, permit and license fees relating to construction of the Initial Alterations.

(3) Construction of Initial Alterations, including, without limitation, the following:

(a) Installation within the Premises of all partitioning, doors, floor coverings, ceilings, wall coverings and painting, millwork and similar items.

(b) All electrical wiring, lighting fixtures, outlets and switches, and other electrical work to be installed within the Premises.

(c) All additional Tenant requirements including, but not limited to, heating, ventilation and air conditioning, plumbing systems and other systems.

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(d) All fire and life protection systems such as fire walls, alarms and accessories, safety control systems, sprinklers and fire piping installed within the Premises.

(e) Testing and inspection costs.

(g) Contractor’s fees, including, but not limited to, any fees based on general conditions.

(h) Architectural, engineering and energy management services.

B. Landlord and Tenant acknowledge that the cost of the Initial Alterations may exceed the Allowance. Landlord and Tenant shall agree on a budget for the Initial Alterations. The amount by which the cost of the Initial Alterations exceeds the Allowance is referred to herein as the “Excess Cost.” Tenant shall pay the Excess Cost to Landlord in the following manner: Landlord shall submit to Tenant, from time to time, but not more often than once a month, the following: after Landlord has paid the Allowance, an application for payment (less a contract retainage), which shall be signed by the general contractor and the architect shall be submitted to Landlord. Landlord shall also submit a copy of a receipted invoice or other evidence reasonably satisfactory to Tenant of the payment by Landlord (to the extent paid by Tenant) of the prior month’s application for payment. To the extent that Tenant wishes to have its architect or representative inspect and review the work performed by Landlord, then Tenant shall be permitted to do so. In the event Tenant’s architect or representative does not approve of the work performed, then Tenant may dispute a portion of the request for the disbursement, as set forth below. Tenant agrees that it will pay the undisputed amount of the requisition within 7 days.

C. If Tenant fails to deliver the requisitioned amount within said 7 day period, and if Tenant has not given Landlord written notice that it disputes any portion of the request for disbursement, then Landlord shall give written notice to Tenant of such failure. If Tenant continues to fail to pay any undisputed portion of the same within 3 days after receipt of such notice, Tenant shall be in default of its obligations under this Lease and, without limiting Landlord’s remedies hereunder, Landlord may cease performance of the Initial Alterations, unless all pending requisitions (to the extent not in dispute) are paid. In the event Tenant disputes any portion of the request for disbursement, Tenant shall disburse the amount of the request not in dispute. Landlord and Tenant shall endeavor, in good faith, to resolve any dispute with regard to any request for disbursement and the performance of the work. To the extent that Landlord and Tenant are unable to resolve the dispute, Landlord and Tenant shall proceed to final binding arbitration. The arbitration shall proceed in New Haven, Connecticut, according to the construction industry arbitration rules of the American Arbitration Association The costs of arbitration shall be borne equally by Landlord and Tenant except that each shall bear their own attorney’s fees.

D. Tenant shall also bear all reasonable out-of-pocket costs and expenses, if any, incurred by Landlord resulting from Tenant Delays. All such costs shall be paid by Tenant within 10 days of delivery of an invoice therefore from Landlord. Tenant’s failure to deliver such amount within five (5) days after Tenant’s receipt of a notice of delinquency shall constitute a default under this Lease and without limiting Landlord’s remedies hereunder, Landlord may cease performance of the Initial Alterations until such default is cured.

E. Notwithstanding the foregoing procedure for reimbursement of Excess Cost, Tenant may elect, at Tenant’s option, to pay for the Excess Cost to Landlord by amortizing the Excess Cost on a straight line basis with interest at an imputed rate of 10% per annum over the initial Term of the lease. In such event Landlord shall initially pay for the Excess Cost, and the amortized amount as determined pursuant to the preceding sentence shall be added to the Base Rent payable under the Lease. Landlord and Tenant shall execute an amendment to evidence the increase in the Base Rent.

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F. In no event shall the Allowance or the Excess Cost be used for the purchase of equipment, furniture or other items of personal property of Tenant. In the event the entire Allowance is not utilized or disbursed, any unused amount shall accrue to the sole benefit of Landlord, it being understood that Tenant shall not be entitled to any credit, abatement or other concession in connection therewith. Tenant shall be responsible for all applicable state sales or use taxes, if any, payable in connection with the Initial Alterations, Allowance and/or Excess Cost.

IV.	COMPLETION.

A. The occurrence of any one or more of the following shall constitute a “Tenant Delay:” (1) Tenant’s request for materials, finishes or installations that cannot be obtained by Landlord within a reasonable period of time because of limited availability, but only to the extent that Tenant was made aware, by Landlord or Landlord’s Contractor, of such delay as soon as Landlord or Landlord’s Contractor learned of the same and Tenant is unable or unwilling to approve a readily available substitute; (2) Tenant’s request for competitive bids for the Initial Alterations, (3) any delay by Tenant’s architect or anyone performing services on behalf of Tenant that causes a delay in the construction schedule or in the anticipated date of Substantial Completion; (4) Tenant’s changes in Tenant Improvement Plans after approval by Landlord that causes a delay in the construction schedule or in the anticipated date of Substantial Completion; (5) any breach of the Lease by Tenant that causes a delay, (6) failure by Tenant to respond to requests for approval from Landlord beyond the time periods for response set forth herein, which causes the Tenant Improvement Plans to not be finalized by December 1, 2007, or (7) any number of days, beyond 7 days, that Tenant fails to pay to Landlord any undisputed Excess Cost. Landlord shall promptly notify Tenant of any occurrence of Tenant Delay.

B. As used herein, “Substantial Completion” of the Initial Alterations shall be the date which is the earlier to occur of (1) the date when Tenant occupies all or any portion of the Expansion Premises for its business use or (2) the date when the building department or other appropriate governmental authority having jurisdiction issues either a Certificate of Occupancy a Temporary Certificate of Occupancy or other communication or approval permitting legal occupancy of the Expansion Premises. Landlord shall provide Tenant with at least 30 days prior written notice of the date upon which, in Landlord’s judgment, Substantial Completion will occur and shall thereafter keep Tenant informed as to any change in Landlord’s estimate of the date upon which Substantial Completion will occur. The date of Substantial Completion shall not be delayed by unfinished minor details of construction, mechanical adjustments or decorations which do not interfere with Tenant’s use and enjoyment of the Expansion Premises or appurtenant common areas (“Punch List” items). Landlord shall promptly complete completion of the Punch List items and endeavor to complete the same within sixty (60) days after Substantial Completion, subject to availability of materials. Notwithstanding the foregoing, in the event of the occurrence of one or more instances of Tenant Delay, then the date of Substantial Completion shall be accelerated by the aggregate number of days occasioned by such instances of Tenant Delay.

C. In the event that the date of Substantial Completion is later than April 1, 2008 (the “Initial Due Date”) then Tenant shall receive one (1) day of free Rent for the Expansion Premises for every day that the date of Substantial Completion is past the Initial Due Date, which shall be credited to Tenant by delaying the Expansion Premises Commencement Date by said number of days. In the event the date of Substantial Completion is later than May 1, 2008 (the “Second Due Date”), then Tenant shall receive one and one-half (1 1/2) days of free Rent for the Expansion Premises for every day that the date of Substantial Completion is past the Second Due Date, which shall be credited to Tenant by delaying the Expansion

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Premises Commencement Date by said number of days. In the event the date of Substantial Completion is later than June 1, 2008 (the “Third Due Date”), then Tenant shall receive two (2) days of free Rent for the Expansion Premises for every day that the date of Substantial Completion is past the Third Due Date, which shall be credited to Tenant by delaying the Expansion Premises Commencement Date by said number of days. In the event the date of Substantial Completion is later than July 1, 2008 (the “Final Due Date”), then Tenant shall have the right to any time thereafter to give Landlord fifteen (15) days notice of termination of this Lease, provided that if during said fifteen (15) days Landlord thereafter achieves Substantial Completion, said notice shall be deemed ineffective and void ab initio, provided that Tenant shall be entitled to the free Rent applicable to the period of June 1 through June 30 for the period from July 1 until the date of Substantial Completion. Notwithstanding the foregoing, the various due dates in the preceding sentences shall be extended by one (1) day for each day of Tenant Delay and Force Majeure, provided that Force Majeure shall not be applicable to the Final Due Date. By way of example, if the date of Substantial Completion is April 7, 2007, but there was a delay of two days in obtaining a governmental permit (an event of Force Majeure), the Initial Due Date would be April 2, 2007 and Tenant would be entitled to five (5) days of free Rent.

V.	APPLICABILITY OF WORK LETTER.

This Exhibit shall not be deemed applicable to any additional space added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the Premises or any additions to the Premises in the event of a renewal or extension of the original Term of this Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease.

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EXHIBIT D

BUILDING RULES AND REGULATIONS

The following rules and regulations shall apply, where applicable, to the Premises, the Building, and the Common Areas. Capitalized terms have the same meanings as defined in the Lease.

1.	Sidewalks, doorways, vestibules, halls, stairways and other similar areas shall not be obstructed by Tenant or used by Tenant for any purpose other than ingress and egress. No rubbish, litter, trash, or material shall be placed, stored, emptied, or thrown in those areas. At no time shall Tenant permit Tenant’s employees, contractors, vendors or invitees to loiter in Common Areas or elsewhere about the Building, grounds or parking areas.

2.	Outside storage is not permitted without Landlord’s written consent. Storage of tanks or other items must be approved by Landlord and should be locked and maintained in accordance with Landlord’s requirements.

3.	Plumbing fixtures and appliances shall be used only for the purpose for which designed. No sweepings, rubbish, rags or other unsuitable material shall be thrown or placed in the fixtures or appliances. Damage caused by Tenants, employees, agents or invitees requiring repair or replacement of fixtures or appliances shall be paid for by Tenant, and Landlord shall not be responsible for the cost of repairs or replacements.

4.	Tenant shall seek Landlord’s written permission to install any satellite communication dishes, antennas or to have IT lines or equipment brought onto the Property or into the Building. Tenant shall, at its sole cost and expense properly install and maintain any such equipment, remove it upon lease expiration or earlier termination, and restore any damage caused by its installation, use and removal. Landlord shall reserve the right to require review by a structural engineer or by Landlord’s roofing consultant, to be paid by the Tenant prior to installation of such equipment. No installation shall be made by Tenant which would void any roof or other warranties.

5.	No signs, advertisements or notices shall be painted or affixed to windows, doors or other parts of the Building, except those of such color, size, style and in such places as are first approved in writing by Landlord and are in compliance with any municipal rules and regulations. All tenant identification and suite numbers at the entrance to the Premises shall be installed by Landlord, at Tenant’s cost and expense, using the standard graphics for the Building. Except in connection with the hanging of lightweight pictures and wall decorations, no nails, hooks or screws shall be inserted into any part of the Premises.

6.	Tenant shall at no time conduct any public sales, auctions, or liquidations in the Premises or Building or elsewhere on the Property.

7.	Tenant shall not use the Common Areas for the conduct of any private meetings or functions without Landlord’s prior written consent, nor shall Tenant allow the consumption of alcohol in any of the Common Areas by its employees, agents, contractors, guests and invitees.

8.	Landlord may provide and maintain in the first floor (main lobby) of the Building an alphabetical directory board or other directory device listing tenants, and no other directory shall be permitted unless previously consented to by Landlord in writing.

9.	Tenant shall not place any lock(s) on any door in the Premises or Building without Landlord’s prior written consent and Landlord shall have the right to retain at all times and to use keys to all locks within and into the Premises. A reasonable number of keys to the locks on the entry doors in the Building and Premises shall be furnished by Landlord to Tenant at Tenant’s cost, and Tenant shall not make any duplicate keys. All keys shall be returned to Landlord at the expiration or earlier termination of this lease. Any locks changed with Landlord’s permission will be changed back upon lease termination to the building master standard at Tenant’s cost. If applicable, Tenant shall provide key(s) and/or access card(s) to be placed in fire Knox box.

10.	All contractors, contractor’s representatives and installation technicians performing work in the Building shall be subject to Landlord’s prior approval and shall be required to comply with Landlord’s standard rules, regulations, policies and procedures, which may be revised from time to time. Tenant will provide Landlord with a Certificate of Insurance for all contractors or vendors working within their premises, naming the Tenant, Landlord and the Property Management Company as additional insured in a format acceptable to Landlord and in compliance with the Lease.

11.	Receipt by Tenant of merchandise or materials, other than those goods shipped in the Tenant’s normal course of business, requiring the use of elevators, stairways, lobby areas or loading dock areas or otherwise causing disruption to the normal flow of business at the Property, shall be restricted to hours designated by Landlord. Tenant shall assume all risk for damage to articles moved and injury to any persons. If equipment, property, or personnel of Landlord or of any other party is damaged or injured as a result of or in connection with the activity, Tenant shall be solely liable for any resulting damage, injury or loss. All move ins/outs need to be coordinated with Landlord’s property manager. If building personnel are required to assist with the coordination of the move, Tenant shall reimburse Landlord for 1.25 times the cost of such personnel’s salary and benefits. Deliveries to and from the Premises shall be through the entrances and exits designated by Landlord. Tenant shall not make deliveries to or from the Premises in a manner that might interfere with the use by any other tenant of its premises or of the Common Areas, any pedestrian use, parking and traffic flows, or any use which is inconsistent with good business practice.

12.	Landlord shall have the right to approve the weight, size, or location of heavy equipment or articles in and about the Premises. Damage to the Building by the installation, maintenance, operation, existence or removal of the Tenant’s property shall be repaired at Tenant’s sole expense. Tenant shall, prior to occupancy, provide Landlord with a building layout indicating the locations of any heavy equipment. Tenant shall warrant to Landlord that weight of equipment does not exceed the floor load capacity. Landlord shall reserve the right to require review by a structural engineer to be paid by Tenant to verify load levels of equipment, prior to placement of the equipment. Tenant shall ensure that all equipment is properly permitted, if applicable, at its sole cost and expense.

13.	Tenant shall not: (1) make or permit any improper, objectionable or unpleasant noises, odors or vibrations in the Building or on the grounds of the Property, or otherwise interfere in any way with other tenants or persons having business within or on them; (2) solicit business or distribute, or cause to be distributed, in any portion of the Building, handbills, promotional materials or any other advertising; or (3) conduct or permit other activities in the Building or on the Property that might, in Landlord’s sole discretion, constitute a nuisance.

14.	No animals, except service animals assisting handicapped persons or those necessary for the conduct of Tenant’s business, shall be brought into the Building or kept in or about the Premises.

15.	Tenant shall not use or occupy the Premises in any manner or for any purpose which might injure the reputation or impair the present or future value of the Premises, the Building, or the Property. Tenant shall not use, or permit any part of the Premises to be used, for lodging, sleeping or for any illegal purpose.

16.	Tenant shall not take any action which would violate Landlord’s labor contracts or which would cause a work stoppage, picketing, labor disruption or dispute, or interfere with Landlord’s or any other tenant’s or occupant’s business or with the right and privileges of any person lawfully in the Building or on the Property (“Labor Disruption”). Tenant shall take all reasonable and necessary actions to resolve any Labor Disruption. Tenant shall have no claim for damages against Landlord or any of the Landlord Parties, nor shall the date of the commencement of the Term be extended as a result of the above actions.

17.	Tenant shall not install, operate or maintain in the Premises or in any other area of the Building or Property electrical equipment that would overload the electrical system beyond its capacity for proper, efficient and safe operation as determined solely by Landlord. Tenant shall not furnish cooling or heating to the Premises, including, without limitation, the use of electronic or gas heating devices, without Landlord’s prior written consent. Tenant shall not exceed its proportionate share of electrical service, either in voltage, rated capacity or overall load, telephone lines and other telecommunication facilities, or other utilities available to service the Building. Tenant may only use an exterior generator with Landlord’s written consent and at normal operating times to be provided in writing from Landlord. Any exterior HVAC equipment, such as chillers and generators, should be properly maintained and locked (so they may to be operated only by authorized personnel).

18.	Tenant shall not operate or permit to be operated any coin or token operated vending machine or similar device (including, without limitation, telephones, lockers, toilets, scales, amusement devices and machines for sale of beverages, foods, candy, cigarettes and other goods) in any of the Common Areas. Bicycles and other vehicles are not permitted inside the Building or on the walkways outside the Building, except in areas designated by Landlord. Landlord may from time to time adopt systems and procedures for the security and safety of the Building or Property, its occupants, entry, use and contents. Tenant, its agents, employees, contractors, guests and invitees shall comply with Landlord’s processes and procedures. Tenant assumes all risks of theft or vandalism to the Premises and agrees to keep its Premises locked or otherwise properly secured.

19.	Tenant shall obtain Landlord’s written permission to use the name of the Building or Property in any advertising or publicity.

20.	Tenant, its agents, employees, contractors, guests or invitees shall not smoke or permit smoking in the Premises or in Common Areas, unless a Common Area has been specifically declared a designated smoking area by Landlord. Landlord shall have the right to designate the entirety of the Building or Property (including the Premises) as a non-smoking building or property.

21.	Landlord shall have the right to designate and approve standard window coverings for the Premises and to establish a building standard to assure that the Building presents a uniform exterior appearance. Tenant shall ensure, to the extent reasonably practicable, that window coverings are closed on windows in the Premises while they are exposed to the direct rays of the sun (especially during the summer months to reduce cooling loads).

22.	Landlord reserves the right to refuse access to any persons which Landlord in good faith judges to be a threat to the safety, reputation, or property of the Building or Property and/or its occupants.

23.	Tenant is responsible to obey parking rules as set forth by Landlord, who reserves the right to modify these rules from time to time and/or adopt such other reasonable rules and regulations as it may deem necessary for the proper operation of the parking area. Specifically, Tenant shall not permit or allow any vehicles that belong to or are controlled by Tenant or Tenant’s employees, suppliers, shippers, customers, or invitees to be loaded, unloaded or parked in areas other than those designated by Landlord for such activities. Unless otherwise instructed, every person using the parking areas is requested to park and lock his/her own vehicle. Landlord will not be responsible for any damage to vehicles, injury to persons or loss of property, all of which risks are assumed by the party using the parking areas. The maintenance of vehicles in the parking areas or Common Areas is strictly prohibited. Tenants will be notified of any modifications made to the parking rules as they occur.

EXHIBIT E

ENVIRONMENTAL SUBSTANCE DECLARATION

To:	SPDC Building 25, LLC (“Ground Lessor”)

From:	_______________, a ________________ [Insert state of formation] (“Tenant”)

Address:	______________________________ [Insert address of Tenant’s headquarters]

______________________________

______________________________

Telephone:	______________________________

Pleased be advised of the following:

1.	Tenant rents Suite ___, consisting of approximately ____ rentable square feet on the ___ floor (the “Premises”) at the property known as 150 Munson Road, New Haven, Connecticut, pursuant to a Lease Agreement between WE 150 Munson Street LLC and Tenant dated _____________.

2.	The name of the chief local operating officer is ___________________________________, whose telephone number is set forth above.

3.	The general business to be carried out by Tenant is as follows: _________________________________.

4.	The specific uses to which Tenant puts the Premises are as follows: ________________________________________________

__________________________________________________________________________________________________________

5.	Attached as Schedule A is a list of the hazardous chemicals or hazardous wastes which Tenant will use, store, produce, generate or emit during the Term which quantity, either at any one point in time or over the course of the year, is expected or reasonably shall be expected to exceed a Reportable Quantity. For purposes of the preceding sentence, a “Reportable Quantity” means a quantity of any substance the presence of which in the environment could require investigation or remediation under any Law. Notwithstanding the foregoing, a substance need not be listed if used solely for clerical office equipment such as photocopiers, facsimile machines and computer printers, or if used solely for laboratory purposes in quantities not exceeding normal and customary laboratory standards.

6.	Tenant shall promptly provide an update to the list on Schedule A in the event any additional hazardous chemicals or hazardous wastes are used, stored, produced, generated or emitted at the Premises.

This Environmental Substance Declaration is hereby declared to be complete and correct to the best knowledge of the undersigned chief local operating officer.

By:
Name:
Title:

EXHIBIT F

GROUND LEASE SUBORDINATION AND NONDISTURBANCE AGREEMENT

SUBORDINATION, NON-DISTURBANCE AND

ATTORNMENT AGREEMENT

Date:_______________

Ground Landlord:

Ground Tenant:

Subtenant:

Ground Lease:

Dated as of ____________, between Ground Landlord and Ground Tenant, notice of which is recorded with the City of New Haven Land Records (the “Land Records”) at Volume ____, Page ____, as amended from time to time.

Sublease:

Dated as of _______________, between Ground Tenant and Subtenant, notice of which is recorded with the City of New Haven Land Records (the “Land Records”) at Volume ____, Page ____, as amended from time to time.

Premises:

(i) A parcel consisting of the land known as __________ together with ____________ - and other improvements constructed or to be constructed thereon, all as more particularly described in the Ground Lease, (capitalized terms in this description, not otherwise defined, shall have the same meaning as assigned in the Ground Lease.)

Subleased Premises: The portion of the Premises described in the Sublease.

Ground Landlord is owner of the Premises which are subject to the Ground Lease.

Ground Tenant and Subtenant have entered into, or are about to enter into, the Sublease, a copy of which is attached as Exhibit A (provided that a copy of the Sublease shall not be attached to any counterpart of this Agreement to be recorded in the Land Records).

In consideration of the agreements contained herein, the parties agree as follows:

I.	Subordination

Subtenant confirms and agrees that the Sublease and any extensions, renewals, amendments, modifications, consolidations, replacements and expansions thereof, and all right, title and interest of Subtenant thereunder in and to the Subleased Premises, are and shall be subject and subordinate to the Ground Lease and to all the terms and conditions contained therein, and to all extensions, renewals, amendments, modifications, consolidations, replacements and expansions thereof as though each such extension, renewal, amendment, modification, consolidation, replacement and expansion were executed, delivered and notice thereof recorded before the execution of the Sublease. Without limiting the foregoing and notwithstanding any other term or provision of this Agreement, Subtenant’s rights with respect to proceeds of insurance and eminent domain awards are expressly made subject and subordinate to the Ground Tenant’s obligations to permit such proceeds to be applied to the restoration of the Premises, in the manner and to the extent set forth in the Ground Lease, and the disposition of such proceeds shall be governed by the Ground Lease in all respects.

II.	Non-Disturbance

A.	Ground Landlord consents to the execution and delivery of the Sublease in the form attached as Exhibit A.

B.	Provided that the Sublease is then in full force and effect, Ground Landlord agrees that, in the event of a termination or expiration of the Ground Lease or the exercise by Ground Landlord of any of its rights thereunder to take possession and to operate the Premises, Ground Landlord shall not disturb Subtenant’s rights of possession of the Subleased Premises or any of Subtenant’s other rights in the Premises under the terms of the Sublease so long as Subtenant is not in default beyond any applicable notice and/or grace period of any term, covenant or condition of the Sublease.

III.	Attornment

A.	Subtenant agrees that, in the event of a termination or expiration of the Ground Lease or the exercise by Ground Landlord of any of its rights thereunder to take possession of and to operate the Premises, Subtenant will attorn to and recognize Ground Landlord as its direct landlord under the Sublease for the remainder of the term thereof (including all extension periods which have been or are hereafter exercised) upon the same terms and conditions as are set forth in the Sublease, and Subtenant hereby agrees to pay and perform all of the obligations of Subtenant pursuant to the Sublease. Ground Landlord agrees that, in the event of a termination or expiration of the Ground Lease or the exercise by Ground Landlord of any of its rights thereunder to take possession of and to operate the Premises, Ground Landlord shall succeed to the position of Ground Tenant as sublandlord under the Sublease and recognize Subtenant as its direct tenant under the sublease for the remainder of the term thereof (including all extension periods which have been or are hereafter exercised) upon the same terms and conditions as are set forth in the Sublease and shall perform all of the obligations of Ground Tenant as sublandlord pursuant to the Sublease, except as set forth in Section III.B below.

B.	Subtenant agrees that, in the event Ground Landlord succeeds to the position of sublandlord under the Sublease, Ground Landlord shall not be:

1.	liable for any act or omission of any prior Sublandlord under the Sublease (including, without limitation, Ground Tenant);

2.	liable for the return of any security deposit unless Ground Landlord is holding or has access to the same;

3.	bound by any rent or additional rent which Subtenant may have prepaid for more than one (1) month under the Sublease that was not set forth in the Sublease or otherwise approved in writing by Ground Landlord;

4.	subject to any offsets, claims or defenses which Subtenant might have against any prior Sublandlord (including, without limitation, Ground Tenant), except as expressly provided in the Sublease;

5.	responsible for Sublandlord’s performance of the initial construction and delivery of the Subleased Premises, or the Premises or any portion thereof or any improvement thereof or to indemnify Subtenant for any loss resulting from a failure to timely deliver the Subleased Premises; provided that the foregoing shall not derogate from any set-off, rent credit, and termination rights of the Subtenant that are expressly set forth in the Sublease;

6.	liable to Subtenant beyond Ground Landlord’s interest in the Premises and the rents, income, receipts, revenues, issues and profits issuing from the Premises; or

7.	liable for consequential damages.

C.	Ground Landlord will have the same remedies for the nonperformance of any agreement contained in the Sublease which Ground Tenant had or would have had if the Ground Lease had not been terminated. Subject to Section III.B above, Subtenant will have the same remedies for the nonperformance of any agreement contained in the Sublease which Subtenant had or would have had if the Ground Lease had not been terminated. The limitations set forth in Section III.B above as to Ground Landlord shall not affect, impair, or abrogate any claims or remedies that Subtenant may have against the prior Sublandlord.

IV.	Further Assurances

The subordination provisions hereof are effective upon execution hereof and the non-disturbance and attornment provisions hereof shall operate immediately upon Ground Landlord succeeding to the position of Sublandlord as aforesaid provided that the Sublease is then in full force and effect and Subtenant is not then in default beyond any applicable grace period of any term, covenant or condition of the Sublease, in either event without execution of any further instrument. Ground Landlord, Ground Tenant and Subtenant agree, however, to execute and deliver from time to time such further documentation as any such party deems necessary or appropriate to evidence their agreement hereunder.

V.	Successors and Assigns

A.	The term “Ground Landlord” as used in this Agreement means only the owner (or the owner’s nominee) for the time being of the fee title to the Premises. In the event of any sale or other transfer of an interest in the Premises, the Ground Landlord named herein shall be and hereby is entirely relieved of all covenants and obligations of the Ground Landlord hereunder from and after the date of such transfer, provided that the transferee assumes all of the covenants and obligations of Ground Landlord hereunder.

B.	Except as otherwise provided, this Agreement is binding upon and shall inure to the benefit of the parties hereto and their heirs, successors, personal representatives and assigns.

VI.	Non-Recourse

Subtenant agrees that execution by Ground Landlord of this Agreement and execution of the Ground Lease by Ground Landlord does not constitute an assumption by Ground Landlord of any obligations or liabilities under the Sublease, and that Ground Landlord is not bound to perform Ground Tenant’s obligations under the Sublease unless and until Ground Landlord succeeds to Ground Tenant’s position under the Sublease as set forth above. Subtenant further agrees that, in the event Ground Landlord succeeds to Ground Tenant’s position as Sublandlord under the Sublease as aforesaid, Ground Landlord’s liability under the Sublease shall be enforceable only out of Ground Landlord’s interest in the Premises and the rents, income, receipts, revenues, issues and profits issuing from the Premises, and there shall be no other recourse against, or right to seek a deficiency judgment against, Ground Landlord or any other assets of Ground Landlord, nor shall there be any personal liability on the part of any member, director, manager, officer or employee of Ground Landlord, with respect to any obligations to be performed under the Sublease.

VII.	Validity of Provisions

The invalidity of any provision of this Agreement shall in no way affect the validity of any other provision.

VIII.	Governing Law

This agreement shall be interpreted in accordance with and governed by the laws of the State of Connecticut.

IX.	Jurisdiction

The parties submit to personal jurisdiction in the State of Connecticut and waive any and all personal rights to object to such jurisdiction. The parties agree service of process may be made and personal jurisdiction obtained by serving them at the addresses stated on the first page hereof.

X.	Notices

All notices given hereunder shall be in writing and shall be deemed received at the earlier of when delivered in hand or seventy-two (72) hours after the same have been deposited in the United States mails, postage prepaid, certified or registered mail, return receipt requested, addressed to any party at its address appearing on the first page hereof (and, with respect to Subtenant after the term commencement date of the Sublease, at the Sublease Premises), or to such other address or addresses as the parties may from time to time specify by notice so given.

XI.	Changes in Writing

This Agreement may not be changed, waived, or terminated except in a writing signed by the party against whom enforcement of the change, waiver or termination is sought.

[SIGNATURES ON FOLLOWING PAGE]

Executed under seal as of the date first written above.

GROUND LANDLORD:

By

GROUND TENANT:

By

SUBTENANT

By

[INSERT ACKNOWLEDGMENTS AS APPROPRIATE]

EXHIBIT G

BASE BUILDING MEP

To be appended when finalized.